UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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SOURCEFIRE, INC.

(Name of Registrant as Specified In Its Charter)

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SOURCEFIRE, INC.
9770 Patuxent Woods Drive
Columbia, Maryland 21046

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 14, 2009

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Sourcefire, Inc., a Delaware corporation (the “Company”). The meeting will be held on Thursday, May 14, 2009 at 10:00 a.m. local time at The Westin Annapolis, 100 Westgate Circle, Annapolis, MD 21041 for the following purposes:

1. To elect two (2) directors to hold office until the 2012 Annual Meeting of Stockholders.

2. To ratify the selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2009.

3. To conduct any other business properly brought before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is March 18, 2009. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Douglas W. McNitt

Secretary and General Counsel

Columbia, Maryland
March 27, 2009

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 14, 2009.

The Proxy Statement and Annual Report to Stockholders are available at http://phx.corporate-ir.net/phoenix.zhtml?c=204582&p=proxy.

SOURCEFIRE, INC.
9770 Patuxent Woods Drive
Columbia, Maryland 21046

PROXY STATEMENT
FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS
May 14, 2009

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We have sent you this proxy statement and the enclosed proxy card because the Board of Directors of Sourcefire, Inc. (sometimes referred to as the “Company” or “Sourcefire”) is soliciting your proxy to vote at the 2009 Annual Meeting of Stockholders including at any adjournments or postponements of the meeting. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet.

We intend to mail this proxy statement and accompanying proxy card on or about April 8, 2009 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on March 18, 2009 will be entitled to vote at the annual meeting. On this record date, there were 25,983,731 shares of common stock outstanding and entitled to vote. Each share of common stock outstanding entitles the holder to one vote on each matter to be voted on at the annual meeting.

Stockholder of Record: Shares Registered in Your Name

If on March 18, 2009 your shares were registered directly in your name with the Company’s transfer agent, Continental Stock Transfer and Trust Co., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on March 18, 2009 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of two directors; and

•	Ratification of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2009.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

With respect to Proposal 1, you may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. With respect to Proposal 2, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•	To vote over the telephone, dial toll-free 1-866-894-0537 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 7:00 p.m., Eastern Time, on May 13, 2009 to be counted.

•	To vote on the Internet, go to http://www.continentalstock.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 7:00 p.m., Eastern Time, on May 13, 2009 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of March 18, 2009.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of both of the two (2) nominees for director and “For” the ratification of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2009. If any other matter is properly presented at the meeting or any adjournment or postponement thereof, your proxy holder (the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may timely submit before the annual meeting another properly completed proxy card with a later date, or grant a subsequent proxy by telephone or on the Internet.

•	You may send a timely written notice before the annual meeting that you are revoking your proxy to the Company’s Secretary at Sourcefire, Inc., 9770 Patuxent Woods Drive, Columbia, Maryland 21046.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

In accordance with Rule 14a-8 of the Exchange Act, stockholders who wish to present proposals for inclusion in the proxy materials prepared by the Company in connection with the 2010 Annual Meeting of Stockholders must submit their proposals so that they are received by the Company’s Secretary at Sourcefire, Inc., 9770 Patuxent Woods Drive, Columbia, Maryland 21046 no earlier than October 10, 2009 and no later than December 9, 2009. However, in the event the date of the 2010 Annual Meeting of Stockholders is advanced or delayed by more than 30 days from the anniversary of 2009 Annual Meeting of the Stockholders, your proposal must be delivered to the Company’s Secretary at the address above by the later of (i) 90 days prior to the date of the 2010 Annual Meeting of Stockholders and (ii) 15 days following the first public announcement of the date of the 2010 Annual Meeting of Stockholders. Any such proposal must comply with the requirements of Rule 14a-8 promulgated under the Exchange Act, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials.

Timely notice of any proposal, including a director nomination, that you intend to present at the 2010 Annual Meeting of Stockholders, but do not intend to have included in the proxy materials prepared by the Company in connection with the 2010 Annual Meeting of Stockholders, must be delivered in writing to the Company’s Secretary at the address above not less than 90 days prior to the date of the 2010 Annual Meeting of Stockholders. In addition, your notice must set forth the information required by our Fifth Amended and Restated Bylaws with respect to each director nomination or other proposal that you intend to present at the 2010 Annual Meeting of Stockholders.

For more information, including the information required to be included in a stockholder proposal, please refer to our Fifth Amended and Restated Bylaws, filed as exhibit 3.2 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the United States Securities and Exchange Commission (the “SEC”)on March 16, 2009.

How many votes are needed to approve each proposal?

•	For the election of directors, the two (2) nominees receiving the most “For” votes (from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Only votes “For” or “Withhold” will affect the outcome.

•	To be approved, Proposal No. 2 to ratify the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2009 must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. “Non-routine” matters are generally those involving a contest or a matter that may substantially affect the rights or privileges of shareholders, such as mergers or shareholder proposals.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares are present at the meeting in person or represented by proxy. On the record date, there were 25,983,731 shares outstanding and entitled to vote. Thus, the holders of 12,991,866 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

What proxy materials are available on the internet?

The proxy statement and annual report to stockholders, including our Form 10-K, are available at http://phx.corporate-ir.net/phoenix.zhtml?c=204582&p=proxy.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our quarterly report on Form 10-Q for the quarter ending June 30, 2009.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including a vacancy created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified.

The Board of Directors currently has nine members. There are currently four (4) directors in the class whose term of office expires in 2009. Each of Steven R. Polk and Michael Cristinziano have been nominated for election as a director at the 2009 Annual Meeting. General Polk is currently a director of the Company who was previously elected by the stockholders. Mr. Cristinziano was appointed a director of the Company by the Board on March 25, 2009, upon the recommendation of our Nominating and Governance Committee. If elected at the annual meeting, each of these nominees would serve until the 2012 Annual Meeting and until his successor is elected and has qualified, or, if sooner, until the director’s death, resignation or removal. The Board of Directors did not make additional nominations for election because, following the annual meeting, the size of the Board of Directors is expected to be reduced to seven members. The proxies solicited pursuant to this proxy statement may not be voted for more than two nominees.

Following our 2007 Annual Meeting of Stockholders, we adopted a policy to encourage our directors and nominees for director to attend our annual meetings. All of our current directors who were then serving attended the 2008 Annual Meeting of Stockholders.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The two (2) nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares may be voted for the election of a substitute nominee proposed by us. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

The following is a brief biography of each nominee and each director whose term will continue after the annual meeting.

Nominees for Election for a Three-Year Term Expiring at the 2012 Annual Meeting

Steven R. Polk

Lt. Gen. Steven R. Polk (ret.), age 62, joined our Board of Directors in August 2006 and was named Chairman of the Board in February 2009. General Polk retired on February 1, 2006, after a distinguished career of over 37 years. His last duty assignment was as the Air Force Inspector General. Previous duty included command of a tactical fighter squadron, an operations group, a tactical training wing, two fighter wings and a numbered air force. General Polk graduated from the United States Air Force Academy with a B.S. in aeronautical engineering. Additionally, he holds an M.S. in engineering from Arizona State University and an M.A. in national security and strategic studies from the Naval War College.

Michael Cristinziano

Michael Cristinziano, age 44, joined our Board of Directors in March 2009. Mr. Cristinziano is Corporate Vice President, Strategic Development at Citrix Systems, where he is responsible for several corporate finance functions, including M&A strategy and execution, technology licensing, strategic venture investments and investor relations. Mr. Cristinziano also serves as a member of the Citrix CTO Office. Prior to joining Citrix Systems in 2003, Mr. Cristinziano was Managing Director for Harris Nesbitt, the U.S. investment banking arm of BMO Financial Group, where he covered the networking and software industries. Before joining Harris Nesbitt in 1997, Mr. Cristinziano worked as a research analyst at Needham & Co. Prior to that he was a member of the technical staff at Bellcore. Mr. Cristinziano also serves on the board of directors of Bridgewater Systems Corporation. Mr. Cristinziano holds a B.S. in Electrical Engineering from Temple University, an M.S. in Systems Engineering from the University of Pennsylvania and completed post-graduate studies at Carnegie Mellon University.

The Board Of Directors Recommends
A Vote In Favor Of Each Named Nominee.

Directors Continuing in Office Until the 2010 Annual Meeting

Asheem Chandna

Asheem Chandna, age 44, joined our Board of Directors in May 2003 and is currently a partner with Greylock Partners, a venture capital firm. Prior to joining Greylock in September 2003, Mr. Chandna was with Check Point Software Technologies Ltd. from April 1996 until December 2002 where he was Vice-President of Business Development and Product Management. Prior to Check Point, Mr. Chandna was Vice-President of Marketing with CoroNet Systems from October 1994 to November 1995 and was with Compuware Corporation from November 1995 to April 1996, following Compuware’s acquisition of CoroNet. Previously, Mr. Chandna held strategic marketing and product management positions with SynOptics/Bay Networks from June 1991 to October 1994 and consulting positions with AT&T Bell Laboratories from September 1988 to May 1991. Mr. Chandna currently serves on the Board of Directors of several privately held companies including Imperva and Palo Alto Networks. He previously served on the Board of Directors at CipherTrust, Inc. (acquired by Secure Computing Corporation), NetBoost Inc. (acquired by Intel Corporation), PortAuthority Technologies (acquired by Websense, Inc.) and Securent, Inc. (acquired by Cisco Systems, Inc.). Mr. Chandna holds B.S. and M.S. degrees in electrical and computer engineering from Case Western Reserve University in Cleveland, Ohio.

John C. Becker

John C. Becker, age 51, joined our Board of Directors in March 2008. Mr. Becker has served as Chief Executive Officer of Approva Corporation since October 2008. Previously, Mr. Becker served as Chief Executive Officer of Cybertrust, Inc., an information security services company, from November 2004 until its acquisition by Verizon Business, a business unit of Verizon Communications, in July 2007. From November 2002 to November 2004, Mr. Becker was Chairman and Chief Executive Officer of TruSecure Corporation, an information security services company, which merged with Betrusted Holdings, Inc. to form Cybertrust. From 2000 to 2002, Mr. Becker was a consultant to venture capital and technology firms. Beginning in 1989, he held a series of executive positions with AXENT Technologies, Inc., a publicly traded information security software and services company, including Executive Vice President, Chief Financial Officer and Treasurer. In 1996, Mr. Becker became President and Chief Operating Officer and a director of AXENT and was instrumental in leading AXENT to an initial public offering in 1996. In 1997, Mr. Becker was appointed as Chief Executive Officer of AXENT and became chairman of its board of directors in 1999, holding such positions until the sale of AXENT to Symantec Corporation in 2000. Prior to AXENT, he held various positions involving financial matters at Marriott Corporation and MCI Communications, Inc. Mr. Becker also serves on the Board of Directors of Arbor Networks, Inc. Mr. Becker holds a Bachelor of Science degree in Business Administration from the University of Richmond.

Directors Continuing in Office Until the 2011 Annual Meeting

Martin F. Roesch

Martin F. Roesch, age 39, has served on our Board of Directors since he founded Sourcefire in January 2001 and served as our President and Chief Technology Officer until September 2002, and has continued to serve as our Chief Technology Officer since that time. Mr. Roesch is responsible for our technical direction and product development efforts. Mr. Roesch, who has 17 years of industry experience in network security and embedded systems engineering, is also the author and lead developer of the Snort Intrusion Prevention and Detection System that forms the foundation for the Sourcefire 3D System. Over the past eleven years, Mr. Roesch has developed various network security tools and technologies, including intrusion prevention and detection systems, honeypots, network scanners and policy enforcement systems for organizations such as GTE Internetworking and Stanford

Telecommunications, Inc. Mr. Roesch holds a B.S. in Electrical and Computer Engineering from Clarkson University.

Tim A. Guleri

Tim A. Guleri, age 44, joined our Board of Directors in June 2002 and is currently a Managing Director with Sierra Ventures. Before joining Sierra Ventures in February 2001, Mr. Guleri was the Vice Chairman and Executive Vice President with Epiphany, Inc. from March 2000 until February 2001; the Chairman, CEO and Co-founder of Octane Software Inc. from September 1997 until March 2000; Vice President of Field Operations, Product Marketing with Scopus Technology Inc. from February 1992 until February 1996; and was part of the information technology team with LSI Logic Corporation from September 1989 until September 1991. He has been a director of: Octane Software from 1997 to 2000 (sold to Epiphany in 2000); Net6, Inc. from March 2001 to March 2004 (acquired by Citrix Systems, Inc. in 2004); Approva Corporation since April 2005; Spoke Software, Inc. since July 2002; CodeGreen Networks, Inc. since March 2005; AIRMEDIA, Inc. from April 2005 to 2007 (acquired by AOL in 2007); Steelbox Networks Inc. since 2006; and Everest, Inc. since October 2003. Mr. Guleri holds a B.S. in Electrical Engineering from Punjab Engineering College, India and an M.S. in Engineering and Operational Research from Virginia Tech.

John C. Burris

John C. Burris, age 54, joined our Board of Directors in March 2008 and became our Chief Executive Officer in July 2008. Mr. Burris served as Senior Vice President, Worldwide Sales and Services of Citrix Systems, Inc., a publicly traded information technology company specializing in application delivery infrastructure, from January 2001 to July 2008. From July 1999 to January 2001, Mr. Burris served as Senior Vice President, Services of Citrix Systems. Prior to joining Citrix Systems, Mr. Burris was employed by Lucent Technologies, a publicly traded communications networks company, from 1994 to 1999 as Vice President and General Manager of the Gulf States region. Prior to 1994, Mr. Burris was employed in various customer service capacities for AT&T Corp., including a term as managing director for AT&T’s Asia/Pacific region.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of The Board of Directors

Under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the Nasdaq, as in effect time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that the following seven directors are independent directors within the meaning of the applicable Nasdaq listing standards: John C. Becker, Asheem Chandna, Joseph R. Chinnici, Michael Cristinziano, Tim A. Guleri, Steven R. Polk and Arnold L. Punaro. In making this determination, the Board found that none of these directors had a material or other disqualifying relationship with us. John C. Burris, our Chief Executive Officer, and Martin Roesch, our Chief Technology Officer, are not independent directors by virtue of their employment with us.

Meetings Of The Board Of Directors

The Board of Directors met 18 times during the last fiscal year. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member.

As required under applicable Nasdaq listing standards, in fiscal 2008, the Company’s independent directors met 12 times in regularly scheduled executive sessions at which only independent directors were present.

Information Regarding Committees of the Board of Directors

The Board has three committees: an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee. The following table provides current membership and fiscal 2008 meeting information for each of the Board committees.

Nominating and
Name	Audit	Compensation		Governance

John C. Becker	X*	X
Asheem Chandna(1)	X			X
Joseph R. Chinnici(2)	X			X
Tim A. Guleri		X*
Steven R. Polk		X		X*
Arnold L. Punaro(2)	X
Michael Cristinziano(3)	X			X
Total meetings in fiscal 2008	14	17	(4)	24

*	Committee Chairperson

(1)	Mr. Chandna became a member of the Audit Committee in January 2009.

(2)	The terms of Mr. Chinnici and General Punaro on our Board of Directors will end at the 2009 Annual Meeting.

(3)	Mr. Cristinziano joined the Board of Directors in March 2009 and became a member of the Audit Committee and a member of the Nominating and Governance Committee at that time.

(4)	The Compensation Committee also acted by unanimous written consent on two occasions during fiscal 2008.

Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and that each member is free of any relationship that would impair his individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the independent auditors, oversees the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements, establishes policies and procedures for review and pre-approval by the Committee of all audit services and permissible non-audit services to be performed by the Company’s independent auditors, oversees the rotation of the audit partners of the Company’s independent auditors as required by law, reviews and approves or rejects transactions between the Company and related persons, evaluates and confers with management regarding the adequacy and effectiveness of internal controls over financial reporting that could significantly affect the Company’s financial statements, as well as the adequacy and effectiveness of the Company’s disclosure controls and procedures and management’s reports thereon, establishes procedures as required by law for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters and reviews with management and the Company’s independent auditors the Company’s annual audited and quarterly interim financial statements (including disclosures made under “Management’s Discussion and Analysis of Financial

Condition and Results of Operations”) prior to the filing with the SEC of any report containing such financial statements.

The Board of Directors has determined that each of Mr. Becker and Mr. Chinnici qualify as an “audit committee financial expert” under the SEC rule implementing Section 407 of the Sarbanes-Oxley Act of 2002. The Board made a qualitative assessment of each of Mr. Becker’s and Mr. Chinnici’s level of knowledge and experience based on a number of factors, including his formal education and experience.

The Board of Directors reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of our Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards).

The Audit Committee has adopted a written charter that is available to stockholders on our website at http://investor.sourcefire.com.

Report of the Audit Committee of the Board of Directors1

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2008 with our management. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communication with Those Charged with Governance, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent accountants required by the applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence and has discussed with the independent auditors the independent auditors’ independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements at and for the fiscal year ended December 31, 2008 be included in our Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2008.

Mr. John C. Becker, Chairman
Mr. Joseph R. Chinnici
Maj. Gen. Arnold L. Punaro
Mr. Asheem Chandna

1 The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Board of Directors has determined that each of the members of the Compensation Committee is independent, as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards.

The Compensation Committee reviews the annual base salary levels, annual incentive compensation levels, long-term incentive compensation levels and employment agreements for each of the Company’s executive officers. The Compensation Committee reviews and recommends to our Chief Executive Officer and the Board policies, practices and procedures relating to the compensation of managerial employees and the establishment and administration of certain employee benefit plans for managerial employees. The Compensation Committee has authority to administer our Stock Incentive Plans and our Employee Stock Purchase Plan, as well as our recently adopted Executive Change in Control Severance Plan and Executive Retention Plan, and to advise and consult with our officers regarding managerial personnel policies.

Each year, the Compensation Committee reviews with management our Compensation Discussion and Analysis and to consider whether to recommend that it be included in proxy statements and other filings.

The Compensation Committee has adopted a written charter that is available to stockholders on our website at http://investor.sourcefire.com.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets at least four times annually and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chairman of the Compensation Committee, in consultation with our Chief Executive Officer. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in or be present during any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all of our books, records, facilities and personnel, as well as authority to obtain, at our expense, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

The Compensation Committee has engaged Compensia, Inc. as an independent compensation consultant. Compensia was identified to our Compensation Committee by Mr. Guleri, Chairman of the Compensation Committee. Other than the work that it performs at the direction of the Compensation Committee and the Nominating and Governance Committee, Compensia does not provide any other services to Sourcefire.

As part of its engagement during each of 2008 and 2009, Compensia was requested by the Compensation Committee to develop a comparative group of public companies and to conduct a detailed benchmarking analysis of our executive compensation practices and levels against that group. As discussed in the Compensation Discussion and Analysis section of this proxy statement, the Compensation Committee used the information provided by Compensia in establishing executive compensation levels.

The Compensation Committee has delegated to Mr. Burris, our Chief Executive Officer, the limited authority to grant non-qualified options to new non-executive officer employees, subject to prescribed limits. The Compensation Committee delegated this authority to Mr. Burris in order to improve and streamline the process we follow when granting standard, non-qualified stock options to new employees. This delegation of authority to Mr. Burris contains specific instructions regarding the number of options that can be granted to new employees that vary only with respect to the recipient’s level of responsibility within Sourcefire. Mr. Burris has no authority to grant any other kind of equity compensation other than as specified in these pre-defined instructions.

Historically, the Compensation Committee has made most significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the first quarter of the year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers analyses and recommendations submitted to the Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted. For all executives, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels, and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive compensation paid at other companies identified by the consultant.

The specific determinations of the Compensation Committee with respect to executive compensation for fiscal 2008 and significant changes implemented for 2009 are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

Compensation Committee Interlocks and Insider Participation

As noted above, our Compensation Committee consists of Messrs. Guleri and Becker and General Polk. No member of the Compensation Committee has been at any time an officer or employee of the Company. None of our executive officers serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity, one or more of whose executive officers has served on our Board of Directors or Compensation Committee.

Compensation Committee Report1

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Mr. Tim A. Guleri, Chairman
Mr. John C. Becker
Lt. Gen. Steven R. Polk

1 The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, other than the Company’s Annual Report on Form 10-K, where it shall deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Nominating and Governance Committee

The Nominating and Governance Committee assists the Board of Directors with its responsibilities regarding, among other things, the identification of individuals qualified to become directors; the selection of the director nominees for the next annual meeting of stockholders; the selection of director candidates to fill any vacancies on the Board of Directors; reviewing and making recommendations to the Board with respect to management succession planning; developing and recommending to the Board corporate governance principles; reviewing and making recommendations to the Board regarding membership of Board committees; and overseeing an annual evaluation of the Board. The Nominating and Governance Committee also approves the compensation of the non-employee directors of the Board and during 2008 engaged Compensia to advise it regarding director compensation matters.

The Board of Directors has determined that each of the members of the Nominating and Governance Committee are independent, as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards. The Nominating and Governance Committee has adopted a written charter that is available to stockholders on our website at http://investor.sourcefire.com.

The Nominating and Governance Committee has not formally established minimum qualifications for director candidates, but it considers such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to our affairs, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our Company. The Nominating and Governance Committee may, in its discretion, implement certain qualifications for director candidates from time to time. Candidates for director are reviewed in the context of the current composition of the Board, our operating requirements and the long-term interests of our stockholders. In conducting this assessment, the Nominating and Governance Committee considers diversity, age, skills and such other factors as it deems appropriate given the current needs of the Board and our company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the

Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Governance Committee also determines whether the nominee is independent for Nasdaq purposes, based upon applicable Nasdaq standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Governance Committee then uses its network of contacts to compile a list of potential candidates, although from time to time, the Nominating and Governance Committee has also engaged a professional search firm to assist it in identifying qualified candidates to serve as directors. In this capacity, the search firm has identified a range of potential candidates, assisted with interviews and performed background checks of potential directors. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects nominees by majority vote. In fiscal 2008, the Nominating and Corporate Governance Committee paid a fee to Korn/Ferry International to assist in the process of identifying and evaluating director candidates.

At this time, the Nominating and Governance Committee does not have a formal policy with regard to the consideration of director candidates recommended by stockholders. The Nominating and Governance Committee believes that it is in the best position to identify, review, evaluate and select qualified candidates for Board membership, based on the comprehensive criteria for Board membership approved by the Board.

Stockholder Communications With The Board of Directors

We do not have a formal process related to stockholder communications with the Board. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. The Board believes that the lack of a formal process has not interfered with its ability to communicate with and hear the views of stockholders and that it is not necessary to adopt a formal process at the present time. The Board intends to reevaluate the need for a formal process related to stockholder communications from time to time. If adopted, any such policy would be promptly posted to the Company’s website.

Code of Ethics

Our Board of Directors has adopted the Sourcefire, Inc. Code of Business Conduct and Ethics that applies to all of our officers, directors and employees. The Code of Business Conduct and Ethics is available on our website at http://investor.sourcefire.com. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the Code of Business Conduct and Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Board of Directors has selected Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2009 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the 2009 Annual Meeting. Ernst & Young has audited our financial statements since our inception in 2001. Representatives of Ernst & Young are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young as our independent auditors. However, the Board is submitting the selection of Ernst & Young to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2008 and 2007 by Ernst & Young LLP, our principal accountant. All fees described below were approved by our Audit Committee.

	Fiscal Year
	Ended
	December 31
	2008	2007
	(In thousands)

Audit Fees(1)	$1,367	$683
Audit-related Fees(2)	—	24
All Other Fees(3)	32	2

Total Fees	$1,399	$709

(1)	Audit fees consist of fees incurred for professional services rendered for the audit of our annual consolidated financial statements, review of our quarterly consolidated financial statements and audit of our internal control over financial reporting that are normally provided by Ernst and Young LLP in connection with regulatory filings or engagements. Also included are fees related to our initial public offering and review of documents filed with the SEC.

(2)	Audit-related fees relate to professional services rendered in connection with assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations regarding financial accounting and reporting standards and M&A due diligence.

(3)	Other fees for 2008 consist of fees related to compliance with an information request in connection with litigation involving the Company, and for 2007 consist of a subscription fee for an accounting research service.

Pre-Approval Policies and Procedures

The Audit Committee has responsibility for establishing policies and procedures for the pre-approval of audit and non-audit services rendered by our independent auditor, Ernst & Young LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of the above services by Ernst & Young is compatible with maintaining the principal accountant’s independence.

The Board Of Directors Recommends
A Vote In Favor Of Proposal 2.

EXECUTIVE OFFICERS AND OTHER KEY MEMBERS OF MANAGEMENT

The following table sets forth information concerning our executive officers and other key members of our management team as of March 27, 2009:

Name	Age	Position

John C. Burris	54	Chief Executive Officer and Director
Martin F. Roesch	39	Chief Technology Officer and Director
Thomas M. McDonough	54	President and Chief Operating Officer
Todd P. Headley	46	Chief Financial Officer and Treasurer
Douglas W. McNitt	44	General Counsel and Secretary
Nicholas G. Margarites	43	Chief Accounting Officer
Michele M. Perry-Boucher	47	Chief Marketing Officer
Thomas D. Ashoff	48	Vice President of Engineering
John T. Czupak	46	Vice President of International Sales and Business Development
John G. Negron	45	Vice President of North American Sales

Executive Officers

John C. Burris, Chief Executive Officer and Director

See Proposal 1 of this Proxy Statement for information concerning Mr. Burris.

Martin F. Roesch, Chief Technology Officer and Director

See Proposal 1 of this Proxy Statement for information concerning Mr. Roesch.

Thomas M. McDonough, President and Chief Operating Officer

Thomas M. McDonough joined us in September 2002 as our President and Chief Operating Officer. Before joining Sourcefire, from March 2002 until September 2002, Mr. McDonough was the Chief Executive Officer of Mountain Wave, Inc., an information security company, which was acquired by Symantec Corporation in July 2002. Prior to that, Mr. McDonough was Senior Vice President of Worldwide Sales for Riverbed Technologies from February 2000 until March 2000, when it was acquired by Aether Systems. He then served as the Senior Vice President of Worldwide Sales for Aether Systems until March 2002. Previously, Mr. McDonough spent six years with AXENT Technologies, Inc. as Vice President of North American Sales and Professional Services. That company was acquired by Symantec Corporation in December 2000. Mr. McDonough holds a B.A. in Economics and an M.B.A. from the University of Notre Dame.

Todd P. Headley, Chief Financial Officer and Treasurer

Todd P. Headley joined us in April 2003 and serves as our Chief Financial Officer and Treasurer. Prior to joining Sourcefire, Mr. Headley was CFO for BNX Corporation, a network access management company, from September 2001 until April 2003. Prior to BNX, Mr. Headley served as CFO for FBR Technology Venture Partners, a Virginia-based venture capital firm, from September 2000 until May 2001. Mr. Headley served as Chief Financial Officer of Riverbed Technologies, a wireless infrastructure company, from March 1999 until its acquisition by Aether Systems in March 2000. Mr. Headley continued with Aether Systems until June 2000, where he was engaged in various business development and integration activities. Mr. Headley also served as Controller at POMS Corporation, a manufacturing supply chain execution company, from February 1998 until February 1999 and as Vice President and Controller of Roadshow International, Inc., a supply chain execution company, from April 1992 until February 1998. Mr. Headley began his career at Arthur Andersen in 1985 as an auditor. Mr. Headley is a C.P.A. and holds a B.S. in accounting from Virginia Polytechnic Institute and State University.

Douglas W. McNitt, General Counsel and Secretary

Douglas W. McNitt joined us in September 2007 as General Counsel and Secretary. Prior to joining Sourcefire, Mr. McNitt served as Executive Vice President, General Counsel and Secretary of webMethods, Inc., leaving his position in June 2007 following the acquisition of the company by Software AG. Mr. McNitt joined webMethods in October 2000 as General Counsel, became an Executive Vice President in January 2002 and became Secretary in May 2003. Mr. McNitt also served in various capacities, including Senior Counsel and Assistant General Counsel, for America Online, Inc. during his service there from December 1997 to September 2000. From May 1996 to December 1997, he was an associate with the law firm of Tucker, Flyer & Lewis, a professional corporation, and from April 1994 to May 1996 he was an associate with the law firm of McDermott, Will & Emery. Mr. McNitt holds a B.A. from Stanford University and a J.D. from Notre Dame Law School.

Nicholas G. Margarites, Chief Accounting Officer

Nicholas G. Margarites joined us in May 2003 as Controller and has served as our Vice President of Finance and Administration since May 2005 and as our Chief Accounting Officer since February 2008. Prior to joining Sourcefire, from July 1999 to May 2003, he was Controller of Paratek Microwave, Inc., a wireless technology company. From October 1997 to July 1999, Mr. Margarites served as Chief Financial Officer of NCF, Inc., a commercial flooring company. Mr. Margarites began his career in public accounting and is a Certified Public Accountant. He holds a B.S. degree in Accounting from the University of Maryland.

Other Key Members of Management

Michele M. Perry-Boucher, Chief Marketing Officer

Michele M. Perry-Boucher joined us in March 2004 and serves as our Chief Marketing Officer. From September 2001 until joining Sourcefire, Ms. Perry-Boucher operated her own strategic marketing and business development consultancy, MPB Strategies, which specialized in providing consulting and strategy services to fast growing companies. Previously, Ms. Perry-Boucher was Senior Vice President, Marketing at USinternetworking, Inc. from July 1998 until June 2001. Additionally, Ms. Perry-Boucher held senior marketing and management positions at Versatility Inc. (acquired by Oracle Corporation) from February 1997 to June 1998 and Software AG from January 1992 until January 1997. Ms. Perry-Boucher holds a B.S. from the University of Pennsylvania (Wharton School) and an M.B.A. from Harvard Business School.

Thomas D. Ashoff, Vice President of Engineering

Thomas D. Ashoff joined us in April 2003 as Vice President of Engineering. Prior to joining Sourcefire, Mr. Ashoff worked for Network Associates Inc. (now McAfee Inc.) in a number of capacities from April 1998 until February 2003. At Network Associates, Mr. Ashoff was Vice President, Strategic Product Engineering in the Technology Research Division, as well as Vice President of Engineering for Network Associates’ PGP Security business unit. Mr. Ashoff joined Network Associates in 1998 when it acquired Trusted Information Systems (TIS). At TIS, Mr. Ashoff was the Senior Development Manager for the Gauntlet Firewall and VPN products. Prior to TIS, Mr. Ashoff developed software for GTE Spacenet/Contel ASC from 1988 to June 1994. Mr. Ashoff also provided consultancy services to the National Security Agency (NSA) through HRB Singer, Inc. from 1985 until 1988 and was employed by the NSA from 1982 until 1985. Mr. Ashoff holds a B.S. in Computer Science from the University of Pittsburgh.

John T. Czupak, Vice President of International Sales and Business Development

John T. Czupak joined us in October 2002 and serves as our Vice President of International Sales and Business Development. Before joining us, from October 2001 until October 2002, Mr. Czupak was the Senior Vice President of Worldwide Sales for Mountain Wave, Inc., an information security company, which was acquired by Symantec Corporation in July 2002. Prior to joining Mountain Wave, Mr. Czupak was the Director of International Operations for Riverbed Technologies from December 1999 until March 2000. He subsequently became the General Manager, Europe, Middle East & Asia for Aether Systems, Inc., after Aether acquired Riverbed Technologies in March 2000, and served in that position until October 2001. Previously, Mr. Czupak was with AXENT Technologies, Inc., an

Internet security company, where he was Vice President of Asia, Pacific & Latin America from August 1994 until December 1999. Mr. Czupak holds a B.S. in Marketing from Towson State University and an M.B.A. from the University of Maryland.

John G. Negron, Vice President of North American Sales

John G. Negron joined us in July 2002 and serves as Vice President of North American Sales. Before joining us, from December 2001 until May 2002, Mr. Negron was Vice President of Sales and Marketing at mindShift Technologies, Inc. Mr. Negron joined Riverbed Technologies in February 2000 as Director of Sales and continued to serve in that capacity following its acquisition by Aether Systems in March 2000, until October 2001. He also served as Director of Sales for Aether Systems’ Enterprise Vertical when Aether acquired Riverbed in March 2000. From September 1994 until January 2000, Mr. Negron was employed by AXENT Technologies, an internet security software company, where he directed the company’s penetration into the public sector. Mr. Negron also held multiple domestic and international sales management roles from August 1985 until September 1991 at SunGard Data Systems Inc. which provided software and services in the disaster recovery segment of the security industry. Mr. Negron holds a B.S. from Bentley College.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of March 18, 2009 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all of our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.

Beneficial ownership of shares is determined under the rules of the Securities and Exchange Commission and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community property laws, we believe that each of the stockholders identified in the table possesses sole voting and investment power with respect to all shares of common stock indicated as beneficially owned by them. Shares of common stock subject to options currently exercisable or exercisable within 60 days of March 18, 2009 and not subject to repurchase as of that date are deemed outstanding for calculating the percentage of outstanding shares of the person holding these options, but are not deemed outstanding for calculating the percentage of any other person. Applicable percentages are based on 25,983,731 shares outstanding on March 18, 2009, adjusted as required by rules promulgated by the SEC.

The business address for each director and executive officer is c/o Sourcefire, Inc., 9770 Patuxent Woods Drive, Columbia, Maryland 21046.

	Beneficial Ownership
	Number of	Percent of
Beneficial Owner	Shares	Total

Beneficial owners of 5% or more of the outstanding common stock:
Entities affiliated with Sierra Ventures(1)	1,665,149	6.4
New Enterprise Associates 10, Limited Partnership(2)	3,209,560	12.4
Entities affiliated with Sequoia Capital(3)	1,340,789	5.2
Entities affiliated with Fidelity Management & Research Company(4)	1,489,775	5.7
T. Rowe Price Associates, Inc.(5)	1,498,675	5.8
Entities associated with Diker Funds(6)	2,116,135	8.1
Martin F. Roesch(7)	1,308,234	5.0
Other named executive officers:
John C. Burris(8)	77,538	*
E. Wayne Jackson, III(9)	635,124	2.4
Thomas M. McDonough(10)	501,050	1.9
Todd P. Headley(11)	188,833	*
Douglas W. McNitt(12)	75,698	*
Other directors:
John C. Becker(13)	29,711	*
Asheem Chandna(14)	217,820	*
Joseph R. Chinnici(15)	30,065	*
Tim A. Guleri(16)	1,203,116	4.6
Steven R. Polk(17)	23,468	*
Arnold L. Punaro(18)	25,811	*
Michael Cristinziano(19)	—	—
All directors and executive officers as a group (13 persons)(20)	3,745,973	14.2

*	Less than 1% beneficial ownership.

(1)	Amount was reported on a Schedule 13G filed on February 13, 2008. Includes 552,936 shares of common stock held by Sierra Ventures VII, L.P. (“Sierra VII”), 1,101,495 shares of common stock held by Sierra Ventures VIII-A, L.P. (“Sierra VIII-A”) and 10,718 shares of common stock held by Sierra Ventures VIII-B, L.P. (“Sierra VIII-B”). The address of these stockholders is c/o Sierra Ventures, 2884 Sand Hill Road, Suite 100, Menlo Park, CA 94025. The natural persons who have voting and investment control with respect to the shares owned by Sierra VII are Jeffrey M. Drazan, David C. Schwab, Peter C. Wendell and Steven P. Williams. The natural persons who have voting and investment control with respect to the shares owned by Sierra VIII-A and Sierra VIII-B are Jeffrey M. Drazan, David C. Schwab, Peter C. Wendell, Steven P. Williams and Tim A. Guleri.

(2)	Amount was reported on a Schedule 13G filed on February 14, 2008. The address of this stockholder is c/o New Enterprise Associates, 1119 St. Paul Street, Baltimore, MD 21202. Voting and investment power over the shares is shared by M. James Barrett, Peter J. Barris, C. Richard Kramlich, Peter T. Morris, Charles W. Newhall III, Mark W. Perry, Scott D. Sandell and Eugene A. Trainor III, each of whom is a general partner of NEA Partners 10, Limited Partnership, the general partner of New Enterprise Associates 10, Limited Partnership.

(3)	Amount was reported on a Schedule 13G filed on February 7, 2008. Includes 1,179,895 shares of common stock held by Sequoia Capital Franchise Fund (“SCFF”) and 160,894 shares of common stock held by Sequoia Capital Franchise Partners (“SCFP”). SCFF Management, LLC (“SCFF LLC”) is the general partner of each of SCFF and SCFP. Michael Moritz, Douglas Leone, Mark Stevens and Michael Goguen are Managing Members of SCFF LLC. Each of these individuals disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein. The address of these stockholders is c/o Sequoia Capital, 3000 Sand Hill Road, Bldg. 4, Suite 180, Menlo Park, California 94025.

(4)	Amount was reported on a Schedule 13G/A filed on February 17, 2009. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 1,489,775 shares of common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 1,489,775 shares owned by the funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B shares of common stock of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B shares will be voted in accordance with the majority vote of Series B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. The address of these stockholders is c/o Fidelity Management & Research Company, 82 Devonshire Street, Boston, Massachusetts 02109.

(5)	Amount was reported on a Schedule 13G/A filed on February 12, 2009. T. Rowe Price Associates, Inc. is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. The address of this stockholder is 100 E. Pratt Street, Baltimore, Maryland 21202.

(6)	Amount was reported on a Schedule 13G/A filed on February 17, 2009. Diker GP, LLC, a Delaware limited liability company (“Diker GP”), is the general partner of Diker Value Tech Fund, LP, Diker Value Tech QP Fund, LP, Diker Micro-Value Fund, LP, Diker Micro-Value QP Fund, LP, Diker Micro & Small Cap Fund LP and Diker M&S Cap Master Ltd. (collectively, the “Diker Funds”). As the sole general partner of the Diker Funds, Diker GP has the power to vote and dispose of the shares of the common stock owned by the Diker Funds and, accordingly, may be deemed the beneficial owner of such shares. Pursuant to investment advisory agreements, Diker Management, LLC, a Delaware limited liability company, serves as the investment manager of the Diker Funds. Accordingly, Diker Management may be deemed the beneficial owner of shares held by the Diker Funds. Charles M. Diker and Mark N. Diker are the managing members of each of Diker GP and Diker Management and in that capacity direct their operations. Therefore, Charles M. Diker and Mark N. Diker may be deemed to be beneficial owners of the shares beneficially owned by Diker GP and Diker Management. Each of these individuals disclaim all beneficial ownership, however, as affiliates of a registered investment adviser, and in any case disclaim beneficial ownership except to the extent of their pecuniary interest in the shares. The address of these stockholders is 745 Fifth Avenue, Suite 1409, New York, New York 10151.

(7)	Includes options exercisable within 60 days to purchase 64,450 shares of common stock. Also includes 7,813 shares subject to repurchase by the Company; Mr. Roesch has voting power with respect to the shares subject to repurchase but does not have investment power with respect to such shares until such time as the Company’s repurchase option lapses.

(8)	Includes 68,358 shares of common stock subject to repurchase by the Company; Mr. Burris has voting power with respect to the shares subject to repurchase but does not have investment power with respect to such shares until such time as the Company’s repurchase option lapses.

(9)	Includes 91,293 shares of common stock held by The E. Wayne Jackson III “Sourcefire, Inc.” GRAT. Mr. Jackson has voting and investment control with respect to the shares held by The E. Wayne Jackson III “Sourcefire, Inc.” GRAT. Mr. Jackson resigned as an executive officer of the Company effective July 14, 2008.

(10)	Includes options exercisable within 60 days to purchase 37,948 shares of common stock. Also includes 436,102 shares of common stock held by The Revocable Trust of Thomas Michael McDonough, u/a July 19, 2005, Thomas M. McDonough, Trustee. Mr. McDonough has voting and investment control with respect to the shares held by The Revocable Trust of Thomas Michael McDonough, u/a July 19, 2005, Thomas M. McDonough, Trustee. Of the shares of common stock reported, 21,477 shares are subject to repurchase by the Company; Mr. McDonough has voting power with respect to the shares subject to repurchase but does not have investment power with respect to such shares until such time as the Company’s repurchase option lapses.

(11)	Includes options exercisable within 60 days to purchase 163,785 shares of common stock. Also includes 18,022 shares of common stock subject to repurchase by the Company; Mr. Headley has voting power with respect to the shares subject to repurchase but does not have investment power with respect to such shares until such time as the Company’s repurchase option lapses.

(12)	Includes options exercisable within 60 days to purchase 4,320 shares of common stock. Also includes 71,378 shares of common stock subject to repurchase by the Company; Mr. McNitt has voting power with respect to the shares subject to repurchase but does not have investment power with respect to such shares until such time as the Company’s repurchase option lapses.

(13)	Includes 20,531 shares of common stock subject to repurchase by the Company; Mr. Becker has voting power with respect to the shares subject to repurchase but does not have investment power with respect to such shares until such time as the Company’s repurchase option lapses.

(14)	Includes 206,376 shares of common stock held by Asheem Chandna and Aarti Chandna, as Trustees of the Chandna Family Revocable Trust of April 13, 1998. Ms. Chandna has voting and investment control with respect to the shares held by Asheem Chandna and Aarti Chandna, as Trustees of the Chandna Family Revocable Trust of April 13, 1998. Also includes 11,444 shares subject to repurchase by the Company; Mr. Chandna has voting power with respect to the shares subject to repurchase but does not have investment power with respect to such shares until such time as the Company’s repurchase option lapses.

(15)	Includes 13,589 shares of common stock subject to repurchase by the Company; Mr. Chinnici has voting power with respect to the shares subject to repurchase but does not have investment power with respect to such shares until such time as the Company’s repurchase option lapses.

(16)	Includes 1,101,495 shares of common stock held by Sierra VIII-A and 10,718 shares of common stock held by Sierra VIII-B. Mr. Guleri is a managing director of Sierra Ventures Associates VIII, L.L.C., which is the general partner of Sierra VIII-A and Sierra VIII-B, and disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. As described in footnote (1) above, Mr. Guleri does not possess voting or dispositive power over the shares held by Sierra VII. Also includes 71,250 shares held by the Guleri Family Trust UTD dated April 7, 1999 (the “Guleri Trust”). Mr. Guleri has voting and investment power with respect to the shares held by the Guleri Trust. The reported shares also include 19,653 shares held directly by Mr. Guleri, of which 11,444 shares are subject to repurchase by the Company; Mr. Guleri has voting power with respect to the shares subject to repurchase but does not have investment power with respect to such shares until such time as the Company’s repurchase option lapses.

(17)	Includes 11,444 shares of common stock subject to repurchase by the Company; Mr. Polk has voting power with respect to the shares subject to repurchase but does not have investment power with respect to such shares until such time as the Company’s repurchase option lapses.

(18)	Includes 13,909 shares of common stock subject to repurchase by the Company; Mr. Punaro has voting power with respect to the shares subject to repurchase but does not have investment power with respect to such shares until such time as the Company’s repurchase option lapses.

(19)	Mr. Cristinziano joined our Board of Directors on March 25, 2009.

(20)	Includes options exercisable within 60 days to purchase 325,286 shares of common stock. Of the shares of common stock reported, 277,152 shares are subject to repurchase by the Company; the executive officer or director has voting power with respect to the shares subject to repurchase but does not have investment power with respect to such shares until such time as the Company’s repurchase option lapses.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2008, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were met in a timely manner, with the exception that two reports on Form 4 for Mr. McDonough, each with respect to the exercise of stock options and the sale of the shares of common stock underlying the options, were filed late.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This compensation discussion and analysis explains the material elements of the compensation awarded to, earned by, or paid to each of our named executive officers.

Compensation Program Objectives and Philosophy

The Compensation Committee of our Board of Directors oversees the design and administration of our executive compensation program. Our Compensation Committee’s primary objectives in structuring and administering our executive officer compensation program are to:

•	attract, motivate and retain talented and dedicated executive officers;

•	tie annual and long-term cash and stock incentives to achievement of measurable corporate performance objectives;

•	provide incentives to executive officers to achieve individual performance objectives;

•	reinforce business strategies and objectives for enhanced stockholder value; and

•	provide our executive officers with long-term incentives so we can retain them and benefit from continuity in executive management.

To achieve these goals, our Compensation Committee implements and maintains compensation plans that tie a substantial portion of executives’ overall compensation to key strategic goals such as financial and operational performance. Our Compensation Committee evaluates individual executive performance with a goal of setting compensation at levels the committee believes are comparable with those of executives at companies with revenues, enterprise value and headcount levels that we believe Sourcefire is realistically capable of achieving over the next 12 to 18 months, while taking into account our relative performance and our own strategic goals. To that end, our Compensation Committee, with the assistance of an independent compensation consultant as described below, has benchmarked our executive compensation levels against a peer group of companies that are generally slightly larger than Sourcefire.

The principal elements of our executive compensation program are base salary, cash bonus awards, long-term equity incentives in the form of restricted stock and stock options, post-termination severance and acceleration of restricted stock and stock option vesting for our executive officers upon termination and/or a change in control. We also provide our executive officers with other benefits that are generally available to all salaried employees, such as life and health insurance benefits and a qualified 401(k) savings plan.

Our Compensation Committee considers each component of compensation, as well as total compensation, for each executive officer. It determines the appropriate level for each compensation component based on competitive benchmarking, our recruiting and retention goals, our view of internal equity and consistency, and other considerations it deems relevant, such as rewarding extraordinary performance and creating incentives for achieving individual performance objectives.

Determination of Compensation Awards

The Compensation Committee currently performs an annual strategic review of our executive officers’ compensation to determine whether it provides adequate and targeted incentives and motivation to our executive officers and whether it adequately compensates the executive officers relative to officers in our peer group. In making its annual determination of executive compensation, the Compensation Committee considers information from an independent consulting firm, Compensia, Inc., which it has retained since 2007, as well as the committee’s judgments and collective experiences with regard to market levels of base salaries, cash bonuses and equity compensation.

As part of its February 2008 review, the Compensation Committee, working with Compensia, developed a peer group of companies that it believed reasonably reflected Sourcefire’s competitive labor market in 2008. Utilizing this information, our Compensation Committee approved 2008 compensation for each of our executive officers, other than John Burris, our current Chief Executive Officer who was appointed to that position in July 2008. The Compensation Committee approved adjustments to base salaries effective April 1, 2008, established targets for our annual incentive cash bonus plan for 2008, and approved the grant of equity awards.

With respect to Mr. Burris, in connection with our search during the first half of 2008 for a new Chief Executive Officer, the Compensation Committee conducted negotiations with Mr. Burris and made recommendations to our Board of Directors regarding proposed compensation. These recommendations were approved by our Board of Directors in June 2008 in connection with the appointment of Mr. Burris as our Chief Executive Officer. The terms of Mr. Burris’s employment were based in part on information provided to our Board of Directors by Compensia regarding compensation levels of chief executive officers in our 2008 peer group, compensation levels of chief executive officers in larger technology companies, and existing compensation levels for chief executive officer candidates considered by our Board of Directors. We entered into an employment agreement with Mr. Burris effective July 14, 2008, the terms of which are described below in “Employment Agreements and Executive Severance Plans”

In March 2009, our Compensation Committee completed its annual review of our executive compensation practices and strategy. In connection with this review, Compensia provided a detailed analysis of an updated peer group of companies. Based in part on this analysis, our Compensation Committee approved 2009 executive compensation, as described in more detail below.

Our Compensation Committee meetings typically have included, for all or a portion of each meeting, not only the committee members but also our Chief Executive Officer. For compensation decisions, including decisions regarding the grant of equity compensation, relating to executive officers other than our Chief Executive Officer, our Compensation Committee typically considers recommendations from our Chief Executive Officer.

Benchmarking of Base Compensation, Bonus Targets and Equity Awards

2008 Benchmarking

In February 2008, our Compensation Committee performed a detailed benchmarking analysis and approved adjustments to our named executive officers’ compensation. The Compensation Committee, in consultation with Compensia, developed a peer group for purposes of this analysis by defining our current competitive market for executive talent to be established publicly traded companies primarily engaged in various aspects of network infrastructure development with gross revenues, growth ratios, net income, enterprise values and/or market capitalizations that are generally slightly larger than ours. The comparable public companies used by the Compensation Committee in its analysis include the following 23 companies: ActivIdentity, Inc., Art Technology Group, Inc., Aruba Networks, Inc., Blue Coat Systems, Inc., Chordiant Software, Inc., CommVault, Inc., Data Domain, Inc., Double-Take Software, Inc., Embarcadero Technologies, Inc, Entrust, Inc., FalconStor Software, Inc., Guidance Software, Inc., Omniture, Inc., OPNET Technologies, Inc., Opsware Inc., RightNow Technologies,

Inc., Riverbed Technology, Inc., Secure Computing Corporation, Sonicwall, Inc., Sourceforge, Inc., Synchronoss Technologies, Inc., Unica Corporation, and VASCO Data Security International, Inc.

In making adjustments to our executive compensation for 2008, the Compensation Committee determined that our compensation strategy should focus on the creation of long-term stockholder value and on performance objectives tied to growth. As a result, the Compensation Committee’s recommendations included, in each case relative to the practices of the companies in the peer group, (i) a greater weighting toward the use of equity compensation and a lesser weighting toward cash compensation, and (ii) within cash compensation, a greater weighting toward incentive-based bonus compensation and a lesser weighting toward base salaries. The Compensation Committee targeted base salary levels between the 30th and 50th percentiles of executives in similar positions in the 2008 peer group. The target annual bonus opportunities for our named executive officers for 2008 were intended to be between the 40th and 45th percentiles of executives in similar positions in our peer group. As to long-term equity incentive compensation, our Compensation Committee believed that it was appropriate to maintain a target annual equity grant above the median, generally between the 50th and 60th percentiles.

2009 Benchmarking

In March 2009, our Compensation Committee completed its annual review of our named executive officers’ compensation and approved further adjustments to such compensation for 2009. In connection with this review, Compensia provided a detailed analysis of an updated peer group of companies. The composition of this list of peer companies differed slightly from the list of companies that were included in the February 2008 equity compensation review to include newly public companies and to exclude companies that the Compensation Committee no longer believed were comparable to us based on their enterprise value, market capitalization and growth rates, and companies that had been acquired or were no longer public.

In making adjustments to our executive compensation for 2009, the Compensation Committee determined that it was advisable to set each component of our executive compensation at approximately the median of such component for our peer group. Accordingly, the Compensation Committee targeted base salary levels, target annual bonus opportunities, and target annual equity grants generally at the 50th percentiles of executives in similar positions in the 2009 peer group. In comparison to our executive officers’ 2008 compensation, this generally represents a greater weighting toward base salary and cash bonus compensation relative to the 2009 peer group and a slightly lesser weighting toward equity compensation relative to the 2009 peer group. This increase in the weighting of the cash compensation components of our executive compensation, together with the adjustments to the structure of our incentive cash bonus plan described below, are intended to place additional emphasis on current financial and operating performance, while maintaining a significant level of equity awards is intended to continue to reward the creation of long-term stockholder value.

Use of Benchmarking

Our Compensation Committee establishes benchmarks as guidelines but applies its judgment in determining compensation levels. In instances where we identify an executive officer that we believe is very highly qualified or is uniquely key to our success, our Compensation Committee may approve compensation in excess of the benchmark percentile.

The Compensation Committee’s choice of the percentiles described above as our compensation benchmarks reflected consideration of our stockholders’ interests in paying what was necessary to attract and retain key talent in a competitive market, while also conserving cash and equity. The Compensation Committee has heavily weighted Sourcefire’s strategic focus on the growth of financial metrics in developing pay programs that it believes offer both competitive guaranteed compensation, in the form of base salary, and competitive short-term and long-term incentive opportunities through cash bonuses and equity awards when compared to our peer group. We believe that, given the industry in which we operate and the corporate culture that we have created, our benchmark base compensation, bonus compensation and equity compensation levels should generally be sufficient to retain our existing executive officers and to hire new executive officers when and as required, although, as noted above, in unique circumstances, we may exceed these levels when our Compensation Committee believes that doing so is in the best interests of our stockholders.

Base Compensation

We provide our named executive officers and other executives with base salaries that we believe enable us to hire and retain individuals in a competitive environment and to reward individual performance and contribution to our overall business goals. We review base salaries for our named executive officers annually in the first quarter of the year, and adjustments are based on our performance and the individual’s performance. As described above in “Benchmarking of Base Compensation, Bonus Targets and Equity Awards,” we also take into account the base compensation that is payable by companies that we believe to be our competitors and by other public companies with which we believe we generally compete for executives.

In February 2008, our Compensation Committee approved base salary increases, effective March 1, 2008, for Wayne Jackson, our Chief Executive Officer at that time, from $275,000 to $310,000; Thomas McDonough, our President and Chief Operating Officer, from $225,000 to $260,000; Martin Roesch, our Chief Technology Officer, from $200,000 to $220,000; Todd Headley, our Chief Financial Officer, from $210,000 to $240,000; and Douglas McNitt, our General Counsel, from $210,000 to $215,000. Effective April 1, 2008, Mr. Roesch’s base salary was further increased to $260,000 in recognition of his importance to our continuing success. In connection with the appointment of Mr. Burris as our Chief Executive Officer effective July 14, 2008, our Compensation Committee recommended, and our Board of Directors approved, an annual base salary for Mr. Burris of $400,000.

For 2008, the base salaries accounted for 50% of the total target annual cash compensation for Mr. Burris and between 61% and 81% for our other named executive officers. In comparison, based on the surveys of base salaries and cash bonuses reviewed by our Compensation Committee, the average annual base salary of the executive officers of such companies represented approximately 59% to 67% of total target annual cash compensation for chief executive officers, chief financial officers and chief operating officers, and approximately 70% to 80% for other executive officers.

Cash Bonus Awards

2008 Cash Bonus Awards

For 2008, our Compensation Committee adopted a semi-annual cash bonus plan that was primarily focused on rewarding our executive officers for achieving the corporate business objective of total revenues against our 2008 operating plan and also intended to reward our executive officers for achieving individual performance goals. The Compensation Committee believed that this focus on revenue performance aligned management incentives with our 2008 strategic plan and appropriately focused management on our most critical financial success metric for the year. The Compensation Committee also believed that the semi-annual performance period was appropriate in view of the long sales cycle of our products and the resulting quarterly variability of our financial performance, allowing the executive’s performance to be more accurately assessed over this period.

The target annual bonus amounts for 2008 for our executive officers were: Mr. Burris — $400,000 (adjusted to $200,000 based on bonus eligibility for the second half of 2008 only), or 100% of his base salary; Mr. Jackson — $200,000 (adjusted to $100,000 based on bonus eligibility for the first half of 2008 only), or approximately 65% of his base salary; Mr. McDonough — $120,000, or approximately 46% of his base salary; Mr. Headley — $115,000, or approximately 48% of his base salary; Mr. Roesch — $60,000, or approximately 27% of his initial base salary before adjustment in April 2008; and Mr. McNitt — $95,000, or approximately 44% of his base salary.

For Mr. Burris and Mr. Jackson, as our Chief Executive Officers during 2008, 100% of the target bonus for 2008 was based upon our achievement of revenue milestones against our 2008 operating plan. For each of our other named executive officers, 75% of the target bonus for 2008 was based upon our achievement of revenue milestones against our 2008 operating plan. The remaining 25% of each 2008 annual bonus target was a discretionary bonus determined in the sole discretion of the Compensation Committee, in consideration of the officer’s job performance.

The revenue-based portion of the bonus was calculated semi-annually as follows (with intermediate percentages of achievement interpolated linearly):

•	In the event that we achieved revenues of 90% of the revenues contemplated by the our operating plan, the cash bonus equaled 25% of the revenue-based target bonus;

•	In the event that we achieved revenues of 100% of the revenues contemplated by our operating plan, the cash bonus equaled 100% of the revenue-based target bonus; and

•	In the event that we achieved revenues of 120% of the revenues contemplated by our operating plan, the cash bonus equaled 150% of the revenue-based target bonus.

For the first half of 2008, the revenue target was $29,046,000 and actual results were $29,669,000, or 102.1% of the revenue target, resulting in a cash bonus to each of our executive officers of 105.4% of the revenue-based target bonus. In addition, discretionary bonuses for the first half of 2008 were paid in a range of 95% to 100% of the discretionary bonus target. For the second half of 2008, the revenue target was $42,231,000 and actual results were $46,004,000, or 108.9% of the revenue target, resulting in a cash bonus to each of our executive officers of 122.3% of the revenue-based target bonus. In addition, discretionary bonuses for the second half of 2008 were paid at 100% of the discretionary bonus target. In determining discretionary bonus levels for 2008, the Compensation Committee considered assessments provided by Mr. Burris of individual performance, including achievement of internal objectives.

For 2008, the semi-annual cash bonus paid to Mr. Burris accounted for approximately 57% of his total cash compensation earned. For our other named executive officers, their semi-annual cash bonuses accounted for between 21% and 34% of their respective total cash compensation earned.

2009 Changes to Cash Bonus Award Program

In March 2009, our Compensation Committee approved several adjustments to the structure of our cash bonus plan for 2009. The Compensation Committee believes that the 2009 cash bonus plan provides balanced incentives for management to focus on both top line revenue growth and bottom line earnings performance. Bonuses will be payable quarterly based on the achievement of three performance measures for the quarter: (i) our total revenues measured against our 2009 operating plan; (ii) our adjusted operating income/loss measured against our 2009 operating plan; and (iii) for executive officers other than Mr. Burris, the individual officer’s management of departmental expenses measured against a departmental budget established by our Chief Executive Officer and approved by the Compensation Committee. For the fourth quarter, the Compensation Committee will measure attainment of the three performance measures for the full 2009 year, determine the achievement of the officer’s performance against the total target annual bonus amount, and reduce the annual bonus by the amount of quarterly bonuses paid for the first three quarters of the year. No quarterly or year-end bonus payments are payable if we have not achieved certain minimum cumulative adjusted operating income/loss measures for the period from January 1, 2009 through the end of the applicable quarter.

The Compensation Committee retains the discretion to adjust the performance objectives during the year if it believes that doing so is appropriate. Additionally, the Compensation Committee may make discretionary bonuses, if it considers them to be appropriate.

The cash bonus awards paid during 2008 and to be paid during 2009 are structured so that they are taxable to our executives at the time the awards become available to them. We currently intend that all cash compensation paid will be tax deductible by us as compensation expense.

Equity Compensation

We believe that, for growth companies in the technology sector, equity awards are a significant motivator in attracting, retaining and rewarding the success of executive-level employees. Our Compensation Committee’s philosophy in this regard has historically been to provide that a greater percentage of an employee’s total compensation should be in the form of equity compensation as he or she becomes more senior in our organization.

Accordingly, we have provided our named executive officers and other executives with long-term equity incentive awards to incentivize those individuals to stay with us for long periods of time, which, in turn we believe will provide us with greater stability over such periods than we would experience without such awards. While the majority of our long-term equity compensation awards prior to our initial public offering were in the form of non-qualified stock options, we provided grants of restricted stock to certain of our executive officers from time to time. Since becoming a public company in 2007, our Compensation Committee has used a combination of non-qualified stock options and restricted stock grants, in each case subject to a vesting schedule, in order to incentivize our executives, with a bias in favor of restricted stock grants as compared to stock options. For 2009, we expect that all of the long-term equity compensation awards to our executive officers will be in the form of restricted stock grants.

We account for equity compensation paid to our employees under SFAS No. 123R, which requires us to estimate and record compensation expense over the service period of the award. All equity awards to our employees, including executive officers, and to our directors have been granted and reflected in our consolidated financial statements, based upon the applicable accounting guidance, at fair market value on the grant date. Generally, the granting of a non-qualified stock option to our executive officers is not a taxable event to those employees, provided, however, that the exercise of such stock option would result in taxable income to the optionee equal to the difference between the fair market value of the stock on the exercise date and the exercise price paid for such stock. Similarly, a restricted stock award subject to a vesting requirement is also not taxable to our executive officers unless such individual makes an election under section 83(b) of the Internal Revenue Code of 1986, as amended. In the absence of a section 83(b) election, the value of the restricted stock becomes taxable to the recipient as the restricted stock vests.

Generally, we grant long-term equity awards to our named executive officers upon commencement of their employment, and the terms of those awards are individually negotiated. The Compensation Committee’s equity award strategy for executives includes an annual review of equity award practices and eligibility for, but not a guarantee of, annual equity awards as a part of the committee’s annual executive compensation review. The Compensation Committee believes that an annual strategy is appropriate for a public company given the liquidity of vested awards and the increased prominence of company executives. Prior to our initial public offering, we granted equity compensation to our executive officers and other employees in the form of non-qualified stock options under our 2002 Stock Incentive Plan. In February 2007, our Board of Directors supplemented the 2002 Stock Incentive Plan with the 2007 Stock Incentive Plan, which we refer to as the 2007 Plan. See “Employee Benefit Plans” below for additional information.

Restricted Stock Awards

Our restricted stock awards generally provide for time-based vesting, with a portion of the awards subject to accelerated vesting on the achievement of performance milestones. We believe that restricted stock awards provide a strong incentive to our executives by providing them with actual stock ownership, which better aligns their interests with those of our stockholders than a grant of stock options does. Additionally, a restricted stock award program consumes fewer shares than a similarly structured stock option program in order to achieve similar incentive levels because restricted shares are immediately valuable to recipients, in contrast to stock options, which may or may not ultimately result in realizable value to recipients, and we believe that employees will perceive greater value in a restricted stock award than they will in a stock option award that results in similar compensation expense for financial accounting purposes. Because of the lower share consumption rate associated with our restricted stock award program, our use of restricted stock awards may reduce dilution for our stockholders.

Non-Qualified Stock Options

Our non-qualified stock options are generally subject to a four-year vesting schedule, with one-quarter vesting on the first anniversary of the date of grant and the remainder vesting equally on a monthly basis over the next three years. The options have exercise prices equal to the fair market value of our common stock at the date of grant and generally have a 10-year contractual exercise term. In general, the vested portion of option grants is exercisable for 30 to 90 days following termination of employment, although this period is extended to six months in the case of termination as a result of death or disability, and such exercise term may also be extended in the discretion of the Compensation Committee.

The vesting of some of our named executive officers’ stock options may be accelerated in the event of specified termination and/or change in control events pursuant to the terms of their initial stock option grant agreements. From time to time we have granted additional follow-on equity grants in the form of stock options to our named executive officers to align the interests of those individuals with our stockholders. While the vesting schedule associated with these follow-on equity grants typically does not have the same acceleration provisions as the initial equity grants to such individuals, we do provide for accelerated vesting pursuant to our executive severance plans and individual employment agreements described below in “Employment Agreements and Executive Severance Plans” and “Potential Payments upon Termination or Change in Control.” Additionally, in 2008 we accelerated the vesting for Mr. Jackson’s equity awards in connection with his agreement to provide us with transitional services while we recruited a new Chief Executive Officer. See “— Agreements with Former CEO” below.

2008 Annual Equity Awards

In February 2008, our Compensation Committee conducted a detailed benchmarking of our named executive officers’ equity holdings in consultation with Compensia. The Compensation Committee approved grants to our named executive officers of additional long-term equity awards. In determining the amount of the long-term equity awards for 2008, our Compensation Committee first developed a target value range, in dollars, of the equity compensation component between the 50th and 60th percentiles of the 2008 peer group. Using this methodology, the Compensation Committee approved long-term equity awards to Messrs. Jackson, McDonough, Headley, Roesch, and McNitt of $480,000, $230,000, $220,000, $100,000 and $200,000, respectively. Furthermore, our Compensation Committee determined that the aggregate economic value of equity compensation payable to the executive officers should be provided approximately 30% in the form of non-qualified stock options and 70% in the form of restricted stock. Of the restricted stock awards, the Compensation Committee determined that one-third would be subject to time-based vesting with a three-year vesting schedule, while two-thirds would be subject to performance-based vesting. One-quarter of the performance-based awards are eligible for vesting annually over four years based on the achievement of 98% of specified financial objectives determined by the Compensation Committee annually, with any unvested shares vesting five years after the date of grant, as long as the executive officer is still employed by us. For 2008, one-quarter of the performance-based restricted stock awards were eligible to vest upon our achieving revenues of at least 98% of the total revenues under our operating plan. Our 2008 revenues were 106.2% of our operating plan, and therefore one-quarter of the performance-based awards vested.

In determining the number of non-qualified stock options to award our named executive officers in order to convey the annual dollar value outlined above for 2008, our Compensation Committee estimated the fair value for such awards on the grant date by performing a Black-Scholes calculation using factors relevant to Sourcefire. Using that estimated fair value, our Compensation Committee was able to ascertain the number of non-qualified stock options to provide to our named executive officers by dividing the dollar value of the long-term equity component of the compensation for each named executive officer by the estimated fair value of the applicable equity award. In order to determine the number of shares of restricted stock to award, the Compensation Committee divided the target equity grant dollar value by $6.47, the closing price of our common shares on the date of the award.

When Mr. Burris joined our company as Chief Executive Officer in July 2008, he also received initial awards of equity compensation. He was granted non-qualified stock options exercisable for 495,000 shares, vesting over a period of four years, with 25% of the options vesting on the first anniversary of the date of grant and the remainder vesting in 36 equal monthly installments thereafter. Mr. Burris also received additional non-qualified stock options exercisable for 99,924 shares that are subject to performance-based vesting. These options will vest in the event that our stock price equals or exceeds specified levels over the three to five year period following the date of grant. Mr. Burris was also awarded 50,000 shares of restricted stock upon the commencement of his employment. These shares vest in four equal annual installments beginning on the first anniversary of the date of grant, subject to his continuous service with us as of the applicable vesting date.

2009 Annual Equity Awards

In March 2009, our Compensation Committee conducted its annual review of our executive officers’ equity compensation in consultation with Compensia. After consulting with the Chief Executive Officer, the Compensation Committee determined that equity grants for 2009 should be 100% in restricted stock units, and that one-quarter of the restricted stock units would have time-based vesting only, while three-quarters of the restricted stock units would be subject to performance-based vesting. One-quarter of the performance-based restricted stock units are eligible for vesting annually over four years based on the achievement of specified financial objectives determined by the Compensation Committee annually, with any unvested shares vesting five years after the date of grant, as long as the executive officer is still employed by us. In determining the number of restricted stock units to be awarded, our Compensation Committee developed a value range, in dollars, of the equity compensation component that approximated the 50th percentile of our 2009 peer group.

Executive Benefits and Perquisites

We provide the opportunity for our named executive officers and other executives to receive general health and welfare benefits, such as participation in our group health and life insurance plans, and our defined contribution 401(k) plan. We did not match employee contributions under our 401(k) plan during 2008. All of these benefits are available to all of our salaried employees in the United States on the same terms, and we believe that they are comparable to those provided at other companies of a size comparable to us. We provide these benefits to create additional incentives for our executives and to remain competitive in the general marketplace for executive talent.

In connection with his appointment as our Chief Executive Officer in 2008, we paid Mr. Burris a signing bonus of $25,000. We also agreed to obtain supplemental life and disability insurance on Mr. Burris’s behalf and to reimburse him for the cost of a short-term corporate apartment until July 2009 or, if earlier, such time as he sells his prior principal residence. We incurred a total of approximately $16,000 for these items in 2008. In addition, we agreed to pay $60,000 to Mr. Burris to offset costs in connection with the relocation of his primary residence to a location near our executive offices in Columbia, Maryland and to provide to Mr. Burris a payment of up to 50% of the selling costs of his prior residence, not to exceed $100,000. No relocation or selling costs have been incurred to date.

Change in Control and Severance Benefits

In April 2008, we adopted an Executive Change in Control Severance Plan and an Executive Retention Plan in which Messrs. McDonough, Headley and Roesch participate. In addition, in connection with the initial employment of Messrs. Burris and McNitt, we entered into employment agreements that contain change in control and severance provisions. These severance and change of control benefits are described below in “Employment Agreements and Executive Severance Plans” and “Potential Payments Upon Termination or Change in Control.”

The Compensation Committee believes that change in control benefits play an important role in attracting and retaining valuable executives. The payment of such benefits ensures a smooth transition in management following a change in control by giving an executive the incentive to remain with the company through the transition period, and, in the event the executive’s employment is terminated as part of the transition, by compensating the executive with a degree of financial and personal security during a period in which he or she is likely to be unemployed.

The Executive Retention Plan continues through March 31, 2010. Our Compensation Committee believed that it was necessary to implement the plan in order to incentivize our other executive officers to remain with us during the 2008 transition to a new Chief Executive Officer and to provide them with a measure of financial security over the short term.

Our Compensation Committee’s analysis indicates that the change in control and severance provisions of our executive severance plans and the employment agreements of Messrs. Burris and McNitt are consistent with the provisions and benefit levels of other companies disclosing such provisions as reported in public SEC filings, and it believes these arrangements to be reasonable.

Agreements with Former CEO

Transition Agreement

In February 2008, we and Mr. Jackson elected not to renew the term of the Mr. Jackson’s employment agreement. As a result, Mr. Jackson’s employment as our Chief Executive Officer was scheduled to expire at the close of business on May 5, 2008. Mr. Jackson agreed, however, to continue to serve in his role as Chief Executive Officer until his successor was named. We entered into a Transition Agreement with Mr. Jackson that governed the terms of this transition. Our Board of Directors determined that the Transition Agreement was in our best interests and believed it would contribute to an orderly transition to a new Chief Executive Officer. Mr. Jackson served as our Chief Executive Officer, pursuant to the terms of the Transition Agreement, until Mr. Burris was appointed as his successor on July 14, 2008. Under the terms of the Transition Agreement, in consideration of Mr. Jackson’s service as our Chief Executive Officer during the transition period and his execution of a release of claims and a resignation letter by which he resigned as an officer and director, Mr. Jackson received an amount equal to approximately $370,000, subject to standard payroll deductions and withholdings. This severance was paid in full as of March 15, 2009. In addition, we are paying Mr. Jackson’s COBRA premiums through April 30, 2009. Furthermore, the unvested portions of all stock options and restricted stock held by Mr. Jackson were accelerated in their entirety.

Consulting Agreement

On September 24, 2008, we entered into a letter agreement with a consulting company of which Mr. Jackson is the sole owner and chief executive officer. Under the terms of the agreement, Mr. Jackson provides consulting and advisory services as requested by us from time to time. The agreement was effective beginning October 1, 2008 and continues through September 30, 2009, unless terminated earlier by either party upon 45 days’ written notice or otherwise in accordance with the terms of the agreement. Under the terms of the agreement, we pay Mr. Jackson a fee of $10,000 per month.

Tax Considerations

Section 162(m).  Limitations on deductibility of compensation may occur under Section 162(m) of the Internal Revenue Code (the “Code”), which generally limits the tax deductibility of compensation paid by a public company to its chief executive officer and certain other highly compensated executive officers to $1 million in the year the compensation becomes taxable to the executive officer. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements.

The non-performance based compensation paid in cash to our executive officers in 2008 did not exceed the $1 million limit per officer, and the Compensation Committee does not anticipate that the non-performance based compensation to be paid in cash to our executive officers in 2009 will exceed that limit. In addition, our Stock Incentive Plans have been structured so that any compensation paid in connection with the exercise of option grants under that plan with an exercise price equal to at least the fair market value of the option shares on the date of grant will qualify as performance-based compensation and therefore not subject to the deduction limitation.

We periodically review the potential consequences of Section 162(m) and may structure the performance-based portion of our executive compensation to comply with certain exemptions in Section 162(m). However, we reserve the right to use our judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate and in the best interests of our stockholders, after taking into account changing business conditions or the officer’s performance.

Section 409A.  Section 409A of the Code is a relatively new federal tax provision. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, the executive would be subject to adverse tax treatment, including accelerated income recognition (in the first year that benefits are no longer subject to a substantial risk of forfeiture) and a 20% penalty tax pursuant to Section 409A. With respect to equity and cash compensation, we generally seek to structure such awards so that they do not constitute “deferred compensation” under Section 409A of the Code, thereby avoiding penalties and taxes on such compensation applicable to deferred compensation.

Summary Compensation Table

The following table shows, for the fiscal years ended December 31, 2008, 2007 and 2006, information concerning the annual compensation awarded to or paid to, or earned by, our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers at December 31, 2008.

					Non-Equity
			Stock	Option	Incentive Plan	All Other	Total
		Salary	Awards(4)	Awards(4)	Compensation(5)	Compensation	Compensation
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)

John C. Burris(1)	2008	186,410	76,299	270,312	244,671	64,931 (6)	842,623
Chief Executive Officer
E. Wayne Jackson, III(2)	2008	162,045	371,103	187,487	105,362	399,863 (7)	1,225,860
Former Chief Executive Officer	2007	265,544	13,075	63,008	86,210	—	427,837
	2006	225,000	—	—	97,000	—	322,000
Thomas M. McDonough	2008	254,167	99,398	29,067	131,714	—	514,346
President and Chief Operating	2007	220,273	22,065	11,812	58,820	—	312,970
Officer	2006	200,000	—	—	97,265	—	297,265
Todd P. Headley	2008	235,000	67,542	44,898	126,225	—	473,665
Chief Financial Officer and	2007	203,381	5,230	25,198	54,010	—	287,819
Treasurer	2006	175,000	—	—	49,320	—	224,320
Martin F. Roesch	2008	243,333	26,575	23,101	65,856	—	358,865
Chief Technology Officer	2007	200,000	—	13,646	34,010	—	247,656
	2006	200,000	—	—	50,895	—	250,895
Douglas W. McNitt(3)	2008	214,166	245,552	12,654	104,273	—	576,645
General Counsel and Secretary	2007	68,519	75,711	—	15,830	—	160,060

(1)	Mr. Burris was appointed our Chief Executive Officer effective as of July 14, 2008.

(2)	Mr. Jackson resigned as our Chief Executive Officer effective as of July 14, 2008.

(3)	Mr. McNitt was appointed our General Counsel and Secretary as of September 4, 2007.

(4)	Valuation based on the dollar amount of option grants and restricted stock grants recognized for financial statement reporting purposes for the indicated year pursuant to FAS 123R, including for grants made in prior years, assuming for this purpose only no effect of forfeitures. The assumptions we used with respect to the valuation of option and stock grants are set forth in Note 5 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008. The dollar amount for the restricted stock grant to Mr. Burris includes $36,890 that relates to the initial award upon joining the Board of Directors in accordance with our Non-Employee Director Compensation Policy. Mr. Burris subsequently was appointed our Chief Executive Officer and, accordingly, will receive no additional compensation for his service as a member of the Board.

(5)	The amounts in this column represent total performance-based bonuses earned for services rendered. These bonuses were based on our financial performance and the executive officer’s performance against his specified individual objectives.

(6)	Amount includes $25,000 for a signing bonus, $7,948 for rent reimbursement, $5,600 for life insurance premiums and $2,383 for disability insurance premiums in accordance with Mr. Burris’s employment agreement with the Company. Amount also includes $24,000 in retainer and meeting fees for Mr. Burris’s service on the Board of Directors prior to his appointment as an executive officer of the Company.

(7)	Amount represents $369,863 paid to Mr. Jackson in 2008 and 2009 for severance, continuation of benefits and accrued leave in accordance with his transition agreement with the Company. Amount also includes $30,000 paid to Mr. Jackson for 2008 in accordance with his consulting agreement with the Company.

Grants of Plan-Based Awards During 2008

The following table provides information with regard to potential cash bonuses paid or payable in 2008 under our performance-based, non-equity incentive plan, and with regard to each stock option and restricted stock award granted to each named executive officer under our equity incentive plans during 2008.

						All Other
					All Other	Option		Grant Date
		Estimated Possible Payouts			Stock Awards:	Awards:	Exercise or	Fair Value
		Under Non-Equity Incentive			Number of	Number of	Base Price	of Stock and
		Plan Awards(1)			Shares of	Securities	of Option	Option
	Grant	Threshold	Target	Maximum	Stock or	Underlying	Awards	Awards
Name	Date	($)	($)	($)	Units(2)	Options	($/sh)	($)

John C. Burris(3)	—	50,000	200,000	300,000	—	—	—	—
	7/14/08	—	—	—	—	495,000	6.77	2,047,865
	7/14/08	—	—	—	—	99,924	6.77	269,795
	7/14/08	—	—	—	50,000	—	—	338,450
	3/3/08 (4)	—	—	—	27,538	—	—	159,968
E. Wayne Jackson, III(5)	—	25,000	100,000	150,000	—	—	—	—
	2/26/08	—	—	—	—	35,553	6.47	143,901
	2/26/08	—	—	—	17,310	—	—	111,978
	2/26/08	—	—	—	34,621	—	—	223,963
Thomas M. McDonough	—	22,500	120,000	165,000	—	—	—	—
	2/26/08	—	—	—	—	17,036	6.47	68,953
	2/26/08	—	—	—	8,294	—	—	53,654
	2/26/08	—	—	—	16,589	—	—	107,314
Todd P. Headley	—	21,563	115,000	158,125	—	—	—	—
	2/26/08	—	—	—	—	16,295	6.47	65,954
	2/26/08	—	—	—	7,934	—	—	51,325
	2/26/08	—	—	—	15,868	—	—	102,650
Martin F. Roesch	—	11,250	60,000	82,500	—	—	—	—
	2/26/08	—	—	—	—	7,407	6.47	29,980
	2/26/08	—	—	—	3,606	—	—	23,327
	2/26/08	—	—	—	7,212	—	—	46,654
Douglas W. McNitt	—	17,813	95,000	130,625	—	—	—	—
	2/26/08	—	—	—	—	14,814	6.47	59,960
	2/26/08	—	—	—	7,212	—	—	46,654
	2/26/08	—	—	—	14,425	—	—	93,315

(1)	In the table above, the “Threshold” column represents the smallest total bonus that would have been paid in 2008 to each named executive officer if, in each half of 2008, we had achieved the minimum corporate financial objectives required for the payment of any bonus but the executive officer did not meet any of his individual objectives. In the table above, the “Target” column represents the amount payable if 100% of the specified corporate financial and individual objectives were met in each half of 2008. The “Maximum” column represents the largest total bonus that could have been paid to each named executive officer if all corporate financial and individual objectives were met in each half of 2008. The actual bonus amount earned by each named executive officer in 2008 is shown in the “Summary Compensation Table” above. Bonus amounts for Messrs. Burris and Jackson were based solely on the achievement of corporate financial objectives.

(2)	Each restricted stock award in this column was subject to the payment of a purchase price equal to $0.001 per share.

(3)	Mr. Burris was appointed our Chief Executive Officer effective as of July 14, 2008. Threshold, target and maximum bonus amounts represent amounts for the second half of 2008 only.

(4)	Represents initial award upon joining the Board of Directors in accordance with our Non-Employee Director Compensation Policy. Mr. Burris subsequently was appointed our Chief Executive Officer and, accordingly, will receive no additional compensation for his service as a member of the Board.

(5)	Mr. Jackson resigned as our Chief Executive Officer effective as of July 14, 2008. Threshold, target and maximum bonus amounts represent amounts for the first half of 2008 only.

Employee Benefit Plans

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2008.

Number of
	Securities to be		Number of Securities
	Issued Upon	Weighted-Average	Remaining Available for
	Exercise of	Exercise Price of	Issuance Under Equity
	Outstanding	Outstanding	Compensation Plans
	Options,	Options, Warrants	(Excluding Securities
	Warrants and Rights	and Rights	Reflected in Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	3,296,322	$5.26	2,853,665	(1)
Equity compensation plans not approved by security holders	—	—	—

Total	3,296,322	$5.26	2,853,665

(1)	Includes 919,799 shares issuable pursuant to the Company’s 2007 Employee Stock Purchase Plan.

2002 Stock Incentive Plan

In January 2002, we adopted and our stockholders approved the Sourcefire, Inc. 2002 Stock Incentive Plan, which we refer to as the 2002 Plan.

As of December 31, 2008, options were outstanding to purchase an aggregate of 1,904,384 shares of common stock under the 2002 Plan and 4,927 shares of common stock had been granted as restricted stock awards under the 2002 Plan and were outstanding but unvested. Upon the effective date of our initial public offering in March 2007, no further awards could be made under the 2002 Plan, and the 181,934 shares remaining available for grant under the 2002 Plan at that time were transferred into the 2007 Plan discussed below.

The 2002 Plan allowed for the grant of incentive stock options, non-qualified stock options, restricted and unrestricted stock awards, stock appreciation rights, phantom stock awards, performance awards and other stock-based awards, which we collectively refer to as awards. Our and our affiliates’ employees, officers, non-employee directors and consultants were eligible to receive awards, except that incentive stock options could be granted only to employees. Upon the effectiveness of our 2007 Stock Incentive Plan, as described below, we ceased making grants under the 2002 Plan.

Administration.  The Board of Directors appointed our Compensation Committee as the administrator of the 2002 Plan. Subject to the terms of the 2002 Plan, our Compensation Committee determined, among other things, the:

•	individuals eligible to receive an award;

•	number of shares of common stock covered by the awards, the dates upon which such awards become exercisable and expire and the dates on which any restrictions lapse;

•	form of award and the price and method of payment for each such award;

•	vesting period; and

•	exercise price or purchase price of awards.

Incentive Stock Options.  Incentive stock options are intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code. Our Compensation Committee determined the exercise price for an incentive stock option, which could not be less than 100% of the fair market value of the stock underlying the option determined on the date of grant. However, incentive stock options granted to employees who owned, or were deemed to own, more than 10% of our voting stock at the time of grant, were required to have an exercise price not less than 110% of the fair market value of the shares underlying the option determined on the date of grant. As of December 31, 2008, we had not granted any incentive stock options under the 2002 Plan.

Restricted Stock and Other Stock-Based Awards.  Stock appreciation rights and restricted stock, phantom stock and other stock-based awards could be granted on such terms as may be approved by our Compensation Committee. Rights to acquire shares under a restricted stock or other stock-based award may be transferable only to the extent determined by our Compensation Committee.

Transfer of Awards.  Except as otherwise determined by our Compensation Committee, and in any event in the case of an incentive stock option or a stock appreciation right granted with respect to an incentive stock option, no award shall be transferable otherwise than by will or the laws of descent and distribution.

Change of Control of Company.  In the event of a change of control of our company, as such term is defined in the 2002 Plan, outstanding awards will terminate upon the effective time of such change of control unless provision is made in connection with the transaction for the continuation, assumption or substitution of such awards by the successor entity. Our Compensation Committee shall also have the discretion to accelerate outstanding options or terminate the company’s repurchase rights with respect to restricted stock awards and otherwise modify, amend or extend outstanding awards.

2007 Stock Incentive Plan

In February 2007, we adopted and our stockholders approved the Sourcefire, Inc. 2007 Stock Incentive Plan, which we refer to as the 2007 Plan, contingent on the effectiveness of our registration statement in connection with our initial public offering. As of December 31, 2008, options were outstanding to purchase an aggregate of 1,391,938 shares of common stock under the 2007 Plan and 651,434 shares of common stock had been granted as restricted stock awards under the 2007 Plan and were outstanding but unvested. The number of shares of common stock that may be issued pursuant to awards granted under the 2007 Plan initially was 3,142,452, which number is increased annually on the first day of each fiscal year, beginning on January 1, 2008 and until January 1, 2017, by a number equal to 4.0% of the outstanding shares of common stock of the Company as of December 31 of the immediately preceding year. As of December 31, 2008, 1,933,866 shares were available for grant under the 2007 Plan.

The 2007 Plan allows for the grant of incentive stock options, non-qualified stock options, restricted and unrestricted stock awards, stock appreciation rights, dividend equivalent rights and other stock-based awards, which we collectively refer to as awards. Our and our affiliates’ employees, officers, non-employee directors and consultants are eligible to receive awards, except that incentive stock options may be granted only to employees.

Administration.  The administrator of the 2007 Plan is the Compensation Committee of our Board of Directors. Subject to the terms of the 2007 Plan, our Compensation Committee determines, among other things:

•	the individuals eligible to receive an award;

•	the number of shares of common stock covered by the award, the dates upon which such awards become exercisable and expire and the dates on which any restrictions lapse;

•	the form of award and the price and method of payment for each such award;

•	the vesting period; and

•	the exercise price or purchase price of awards.

Incentive Stock Options.  Incentive stock options are intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code. Our Compensation Committee determines the exercise price for an incentive stock option, which may not be less than 100% of the fair market value of the stock underlying the option determined on the date of grant. However, incentive stock options granted to employees who own, or are deemed to own, more than 10% of our voting stock, must have an exercise price not less than 110% of the fair market value of the shares underlying the option determined on the date of grant.

Restricted Stock and Other Stock-Based Awards.  Stock appreciation rights and restricted stock, phantom stock and other stock-based awards could be granted on such terms as may be approved by our Compensation Committee. Rights to acquire shares under a restricted stock or other stock-based award may be transferable only to the extent determined by our Compensation Committee. Our Compensation Committee anticipates the broader use of restricted stock as the preferred form of long-term equity compensation for our executives. These restricted stock awards generally provide for time-based vesting, with certain of the awards also subject to accelerated vesting on the achievement of performance milestones. Our Compensation Committee believes that restricted stock awards provide a more powerful incentive to our executives by providing them with immediate stock ownership, which better aligns their interests with those of our stockholders than grants of stock options do. Additionally, a restricted stock award program consumes fewer shares than a similarly structured stock option program in order to achieve similar incentive levels because restricted shares are immediately valuable to recipients, in contrast to stock options, which may or may not ultimately result in realizable value to recipients.

Transfer of Awards.  Incentive stock options shall only be transferable by will or the laws of descent and distribution. Other awards shall be transferable by will or the laws of descent and distribution during the lifetime of the grantee to the extent and in the manner authorized by our Compensation Committee.

Change of Control of Company.  In the event of a change of control of our company or a corporate transaction, as such terms are defined in the 2007 Plan, outstanding awards will terminate upon the effective time of such change of control or such corporate transaction unless provision is made in connection with the transaction for the continuation, assumption or substitution of such awards by the successor entity. Our Compensation Committee has the discretion to accelerate outstanding options, terminate the Company’s repurchase rights with respect to restricted stock awards and otherwise modify, amend or extend outstanding awards.

Outstanding Equity Awards at December 31, 2008

The following table summarizes the number of securities underlying outstanding stock options and restricted stock awards under the 2002 Plan and 2007 Plan for each named executive officer as of December 31, 2008.

	Option Awards						Stock Awards
				Equity
				Incentive
				Plan Awards:
	Number of	Number of		Number of
	Securities	Securities		Securities			Number of		Market Value
	Underlying	Underlying		Underlying	Option		Shares		of Shares that
	Unexercised	Unexercised		Unexercised	Exercise	Option	that have		have not
	Options (#)	Options (#)		Unearned	Price	Expiration	not vested		vested
Name	Exercisable	Unexercisable		Options (#)	($)	Date	(#)		($)

John C. Burris(1)	—	—		99,924 (2)	6.77	7/14/18	—		—
	—	495,000	(3)	—	6.77	7/14/18	—		—
	—	—		—	—	—	27,538	(4)	154,213
	—	—		—	—	—	50,000	(5)	280,000
Thomas M. McDonough(1)	44,208	11,556	(6)	—	2.03	6/24/15	—		—
	2,299	2,958	(7)	—	15.49	3/09/17	—		—
	—	17,036	(8)	—	6.47	2/26/18	—		—
	—	—		—	—	—	5,257	(9)	29,439
	—	—		—	—	—	8,294	(10)	46,446
	—	—		—	—	—	16,589	(11)	92,898
Todd P. Headley(1)	105,911	—		—	0.32	4/18/13	—		—
	24,630	—		—	1.62	12/21/14	—		—
	20,471	2,928	(6)	—	2.03	6/24/15	—		—
	4,905	6,310	(7)	—	15.49	3/09/17	—		—
	—	16,295	(8)	—	6.47	2/26/18	—		—
	—	—		—	—	—	1,246	(9)	6,978
	—	—		—	—	—	7,934	(10)	44,430
	—	—		—	—	—	15,868	(11)	88,861
Martin F. Roesch(1)	53,872	7,704	(6)	—	2.03	6/24/15	—		—
	2,656	3,419	(7)	—	15.49	3/09/17	—		—
	—	7,407	(8)	—	6.47	2/26/18	—		—
	—	—		—	—	—	3,606	(10)	20,194
	—	—		—	—	—	7,212	(11)	40,387
Douglas W. McNitt(1)	—	14,814	(8)	—	6.47	2/26/18	—		—
	—	—		—	—	—	48,125	(12)	269,500
	—	—		—	—	—	12,000	(13)	67,200
	—	—		—	—	—	7,212	(10)	40,387
	—	—		—	—	—	14,425	(11)	80,780

(1)	Notwithstanding the general vesting schedules provided in the footnotes to the table, as described below under “Employment Agreements and Executive Severance Plans,” the executive’s stock options and restricted stock awards are subject to acceleration of vesting under the terms of such agreements and plans upon termination of employment in certain circumstances.

(2)	Of these options: (a) 25,980 will vest in the event that the price of our common stock equals or exceeds $12.00 for a period of 10 consecutive trading days before July 14, 2011; (b) 37,971 will vest in the event that the price of our common stock equals or exceeds $16.00 for a period of 10 consecutive trading days before July 14, 2012; and (c) 35,973 will vest in the event that the price of our common stock equals or exceeds $20.00 for a period of 10 consecutive trading days before July 14, 2013.

(3)	These options vest over four years, with 25% vesting on July 14, 2009 and the remainder vesting in equal monthly installments of 2.083% through July 14, 2011.

(4)	This restricted stock is subject to a repurchase right held by us, which may be exercised at any time upon termination of the officer’s employment for any reason within three years of the date of grant, March 3, 2008.

However, this repurchase right will lapse with respect to one-third of the award on each anniversary of the date of grant through March 3, 2011.

(5)	This restricted stock is subject to a repurchase right held by us, which may be exercised at any time upon termination of the officer’s employment for any reason within four years of the date of grant, July 14, 2008. However, this repurchase right will lapse with respect to one-quarter of the award on each anniversary of the date of grant through July 14, 2012.

(6)	These options vest over four years, with 25% vesting on June 24, 2006 and the remainder vesting in equal monthly installments of 2.083% through June 24, 2009.

(7)	These options vest over four years, with 25% vesting on March 9, 2008 and the remainder vesting in equal monthly installments of 2.083% through March 9, 2011.

(8)	These options vest over four years, with 25% vesting on February 26, 2009 and the remainder vesting in equal monthly installments of 2.083% through February 26, 2012.

(9)	This restricted stock is subject to a repurchase right held by us, which may be exercised at any time upon termination of the officer’s employment for any reason within three years of the grant date, March 9, 2007. However, this repurchase right was to lapse with respect to one-third of the award in the event that we met the financial objectives for 2007 set by our compensation committee, and further lapse as to another one-third of the award if we met the financial objectives for 2008 set by our compensation committee. The financial objectives for 2007 were not met, and as a result the partial repurchase right did not lapse. The financial objectives for 2008 were met, and as a result the partial repurchase right lapsed as to one-third of these shares subsequent to December 31, 2008.

(10)	This restricted stock is subject to a repurchase right held by us, which may be exercised at any time upon termination of the officer’s employment for any reason within three years of the grant date, February 26, 2008. However, this repurchase right will lapse with respect to one-third of the award on each anniversary of grant date through February 26, 2011.

(11)	This restricted stock is subject to a repurchase right held by us, which may be exercised at any time upon termination of the officer’s employment for any reason within five years of the grant date, February 26, 2008. However, this repurchase right was to lapse with respect to one-quarter of the award in the event that we met the financial objectives for 2008 set by our compensation committee, and it further lapses as to additional one-quarter increments if we meet the financial objectives set by our compensation committee for each of 2009, 2010 and 2011. The financial objectives for 2008 were met, and as a result the partial repurchase right lapsed as to one-quarter of these shares subsequent to December 31, 2008.

(12)	This restricted stock is subject to a repurchase right held by us, which may be exercised at any time upon termination of the officer’s employment for any reason within four years of August 6, 2007. This repurchase right lapsed with respect to one-quarter of the award on August 6, 2008 and lapses in equal monthly installments thereafter through August 6, 2011.

(13)	This restricted stock is subject to a repurchase right held by us, which may be exercised at any time upon termination of the officer’s employment for any reason within three years of August 6, 2007. However, this repurchase right lapsed with respect to one-third of the award subsequent to December 31, 2008, and it further lapses as to additional one-twelfth increments if we meet quarterly financial objectives set by our compensation committee for each of 2009 and 2010.

Option Exercises and Stock Vested in 2008

The table below sets forth information concerning the exercise of stock options and vesting of restricted shares for each named executive officer during 2008.

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)	(#)	($)(1)

John C. Burris	—	—	—	—
E. Wayne Jackson, III	105,222	576,545	55,046	372,661
Thomas M. McDonough	36,600	210,184	—	—
Todd P. Headley	—	—	—	—
Martin F. Roesch	—	—	—	—
Douglas W. McNitt	—	—	21,875	161,249

(1)	Value realized represents market value on the date of vesting.

Employment Agreements and Executive Severance Plans

Employment Agreement with John C. Burris

In connection with his appointment as Chief Executive Officer, we entered into an employment agreement with Mr. Burris effective as of July 14, 2008. The employment agreement has an indefinite term, unless terminated by us or Mr. Burris.

Under the terms of the employment agreement, Mr. Burris received a signing bonus of $25,000 upon commencement of employment. Mr. Burris’s base salary is initially $400,000 per year, subject to increase but not decrease, in the discretion of the Board of Directors. Mr. Burris is eligible for a target bonus each fiscal year in an amount equal to 100% of his annual base salary, in accordance with our annual cash incentive bonus plan described in “Compensation Discussion and Analysis — Cash Bonus Awards” above.

In connection with his appointment, Mr. Burris received non-qualified stock options under our 2007 Stock Incentive Plan exercisable for 495,000 shares of our common stock, referred to as the Initial Time-Based Option. These options have a term of 10 years and an exercise price of $6.77, the closing price of our common stock on the date of grant. The options vest over a period of four years, with 25% vesting in July 2009 and the remainder vesting in 36 equal monthly installments thereafter.

Mr. Burris also received additional non-qualified stock options exercisable for 99,924 shares of our common stock. These options have a term of 10 years and an exercise price equal to $6.77, the closing price of our common stock on the date of grant. Vesting for these options is based on the performance of our common stock; 25,980 options will vest in the event that our stock price equals or exceeds $12.00 for a period of 10 consecutive trading days before July 14, 2011, 37,971 options will vest in the event that our stock price equals or exceeds $16.00 for a period of 10 consecutive trading days before July 14, 2012, and 35,973 options will vest in the event that our stock price equals or exceeds $20.00 for a period of 10 consecutive trading days before July 14, 2013.

Mr. Burris was also awarded 50,000 shares of restricted stock, referred to as the Initial Time-Based Restricted Stock Award, upon the commencement of his employment. These shares vest in four equal annual installments beginning on July 14, 2009, subject to his continuous service with us as of the applicable vesting date.

Mr. Burris is eligible to participate in our other employee benefit plans as in effect from time to time on the same basis as are generally made available to our other senior executives. In addition, we agreed to increase Mr. Burris’s coverage under our long-term disability plan to a non-taxable monthly benefit of $28,000, subject to certain maximums on premiums payable. We also agreed to adopt an arrangement providing for life insurance benefits payable to Mr. Burris’s estate in an amount equal to five times Mr. Burris’s annual compensation other than equity compensation awards.

Further, we agreed to pay $60,000 to Mr. Burris to offset anticipated costs in connection with his relocation of his primary residence to within 60 miles of our executive offices located in Columbia, Maryland. We also agreed that if Mr. Burris was unable to sell his then-current principal residence within three months of the commencement of his employment without incurring a substantial loss, then upon approval by the Compensation Committee, we would provide Mr. Burris, at our expense, with a short-term corporate apartment until such time as he is able to sell his principal residence, for up to one year. In addition, we agreed to provide to Mr. Burris a payment of up to 50% of the selling costs of his principal residence, not to exceed $100,000. If Mr. Burris terminates his employment without Good Reason or if he is terminated for Cause, in each case as defined in the employment agreement, before the fourth anniversary of the commencement of his employment, then Mr. Burris will be obligated to repay us a prorated portion of any payment we make to him to compensate him for costs in selling his prior residence. We incurred approximately $8,000 for a corporate apartment for Mr. Burris in 2008. No payment for relocation or selling costs has been made to Mr. Burris to date.

In the event that Mr. Burris’s employment is terminated by us without Cause or by Mr. Burris for Good Reason, other than during the period beginning one month prior to and ending 13 months following a Change in Control, as defined in the employment agreement, then, subject to Mr. Burris entering into a release in the form attached to the employment agreement, Mr. Burris will be entitled to receive: (i) severance payments equal to his then applicable base salary for a period of 12 months; (ii) any earned but unpaid target bonus under our annual cash incentive bonus plan; (iii) continued participation in our health plan, or coverage at comparable cost, for 12 months at our expense; (iv) acceleration of vesting of the Initial Time-Based Option by the lesser of (A) the unvested portion thereof or (B) 123,750 options (25% of the number of options granted under the Initial Time-Based Option); and (v) acceleration of vesting of the Initial Time-Based Restricted Stock Award by the lesser of (A) the unvested portion thereof or (B) 12,500 shares (25% of the number of shares initially awarded under the Initial Time-Based Restricted Stock Award).

In the event that Mr. Burris’s employment is terminated by us without Cause or by Mr. Burris for Good Reason during the period beginning one month prior to and ending 13 months following the consummation of a Change in Control, then, subject to Mr. Burris entering into a release in the form attached to the employment agreement, Mr. Burris will be entitled to receive: (i) a lump-sum severance payment equal to his then applicable annual base salary and target bonus; (ii) any earned but unpaid target bonus under our annual cash incentive bonus plan; (iii) continued participation in our health plan, or coverage at comparable cost, for 12 months; and (iv) full acceleration of vesting of the Initial Time-Based Option and the Initial Time-Based Restricted Stock Award.

Employment Agreement with Douglas W. McNitt

In connection with his appointment as our General Counsel and Secretary, we entered into an employment agreement with Mr. McNitt effective as of September 4, 2007. The employment agreement has an indefinite term, unless terminated by us or Mr. McNitt.

Under the employment agreement, Mr. McNitt’s base salary was initially $210,000 per year, and was increased to $215,000 per year effective April 1, 2008 upon the approval of the Compensation Committee. In connection with his appointment, Mr. McNitt was awarded a total of 82,000 shares of restricted stock. Mr. McNitt is eligible to participate in all cash compensation programs and equity-based programs made available to our senior executives. Mr. McNitt also is eligible to participate in our other employee benefit plans as in effect from time to time on the same basis as are generally made available to our other senior executives.

In the event that Mr. McNitt’s employment is terminated by us without Cause or by Mr. McNitt for Good Reason, in each case as defined in the employment agreement, other than during the period beginning upon the announcement of a Change of Control or a Corporate Transaction, in each case as defined in the employment agreement (provided that such Change of Control or a Corporate Transaction is consummated) and ending one year after the consummation of the Change in Control or Corporate Transaction, then, subject to Mr. McNitt entering into a release in the form attached to the employment agreement, Mr. McNitt will be entitled to receive: (i) severance payments equal to his then applicable base salary for a period of six (6) months; (ii) any earned but unpaid target bonus under our annual cash incentive bonus plan; (iii) an amount equal to 50% of his maximum annual bonus under our annual cash incentive bonus plan, payable monthly over a period of six (6) months; (iv) continued

participation in our health plan, or substantially similar coverage, for 6 months at our expense; and (v) acceleration of vesting of each restricted stock or stock option award made to him by the lesser of (A) the unvested portion thereof or (B) 50% of the number of shares or options initially subject to such award.

In the event that Mr. McNitt’s employment is terminated by us without Cause or by Mr. McNitt for Good Reason during the period beginning upon the announcement of a Change of Control or a Corporate Transaction (provided that such Change of Control or a Corporate Transaction is consummated) and ending one year after the consummation of the Change in Control or Corporate Transaction, then, subject to Mr. McNitt entering into a release in the form attached to the employment agreement, Mr. McNitt will be entitled to receive: (i) a lump-sum severance payment equal to his then applicable annual base salary plus his maximum annual bonus under our annual cash incentive bonus plan; (ii) any earned but unpaid target bonus under our annual cash incentive bonus plan; (iii) continued participation in our health plan, or coverage at comparable cost, for 12 months; and (iv) acceleration of vesting of each restricted stock or stock option award made to him by the lesser of (A) the unvested portion thereof or (B) 50% of the number of shares or options initially subject to such award.

Executive Retention Plan

In April 2008, our Compensation Committee recommended for approval, and our Board of Directors approved, an Executive Retention Plan, or the Retention Plan, in which Messrs. McDonough, Headley and Roesch are participants. The Retention Plan continues through March 31, 2010.

Under the Retention Plan, if a participant is terminated by us for any reason other than Cause or Disability, each as defined in the Retention Plan, or death, or the participant terminates his or her employment for Good Reason, as defined in the Retention Plan, then, subject to signing an acceptable release in favor of us, the participant will be entitled to receive, in addition to salary and bonus earned through the date of termination, severance pay equal to six months of base salary and continuation of benefits for six months (or a shorter period, for continuation of benefits only, if the participant secures alternative employment within this period). In addition, the vesting of all stock options and shares of restricted stock awarded to the participant will be accelerated, for each award, by 25% of the number of options or shares of restricted stock originally awarded (or such lesser amount as is necessary to fully vest all remaining options or shares awarded to the participant if less than 25% of the options or shares of restricted stock subject to such award remain unvested at the date of termination). The Retention Plan is structured to comply with the provisions of Section 409A of the Internal Revenue Code described under “Tax Considerations” below, as well as to maximize the after-tax benefit of payments to participants.

Executive Change in Control Severance Plan

In April 2008, our Compensation Committee also recommended for approval, and our Board of Directors approved, an Executive Change in Control Severance Plan, or the Change in Control Plan, in which Messrs. McDonough, Headley and Roesch are participants.

Under the Change in Control Plan, if a participant is terminated without Cause, or the participant terminates his or her employment for Good Reason, in each case as defined in the Change in Control Plan, within 12 months following a Change in Control Transaction (or, for a termination without cause only, termination at any time following approval of the Change in Control Transaction by the Board of Directors but prior to consummation of the transaction, as long as the transaction is actually consummated), then, subject to signing an acceptable release in favor of us, the participant will be entitled to receive, in addition to salary and bonus earned through the date of termination, severance pay equal to 12 months of base salary and continuation of benefits for 12 months (or a shorter period, for continuation of benefits only, if the participant secures alternative employment within this period). In addition, all of the participant’s outstanding stock options will become fully vested upon such termination, and any shares of restricted stock previously awarded to the participant will be accelerated, for each award, by 50% of the number of shares of restricted stock originally awarded (or such lesser amount as is necessary to fully vest all remaining shares awarded to the participant if less than 50% of the shares of restricted stock subject to such award remain unvested at the date of termination). The Change in Control Plan is structured to comply with the provisions of Section 409A of the Internal Revenue Code described under “Tax Considerations” below, as well as to maximize the after-tax benefit of payments to participants.

Potential Payments Upon Termination or Change in Control

Termination of Employment Not Within Applicable Time Period of a Change in Control

Under the terms of the respective employment agreements for Messrs. Burris and McNitt, and our Retention Plan for Messrs. McDonough, Headley and Roesch, assuming (i) the employment of each of the executive officers had been terminated as of December 31, 2008, (ii) the termination was by us without Cause or by the executive for Good Reason, and (iii) the termination was not within the applicable time period, as described above, before or after a Change in Control, each named executive officer would have received the benefits set forth in the table below.

			Intrinsic	Intrinsic	Total
			Value of	Value of	Received due
			Additional	Additional	to Termination
	Cash	Healthcare	Vested	Vested	without Cause or
	Severance	Benefits	Stock Options	Restricted Stock	for Good Reason
Name	($)	($)	($)(1)	($)(2)	($)

John C. Burris	400,000	10,662	—	70,000	480,622
Thomas M. McDonough	130,000	5,331	41,255	42,190	218,776
Todd P. Headley	120,000	5,331	10,453	35,062	170,846
Martin F. Roesch	130,000	5,331	27,503	15,142	177,976
Douglas W. McNitt	172,813	5,331	—	290,181	468,325

(1)	The intrinsic value of additional stock options shown above is the difference between the closing stock price of $5.60 per share on December 31, 2008 and the exercise price, times the number of additional options that would have vested upon termination.

(2)	The intrinsic value of additional restricted stock shown above is the product of the closing stock price of $5.60 per share on December 31, 2008 times the number of additional shares that would have vested upon termination.

Termination of Employment Within Applicable Time Period of a Change in Control

Under the terms of the respective employment agreements for Messrs. Burris and McNitt, and our Change in Control Plan for Messrs. McDonough, Headley and Roesch, assuming (i) the employment of each of the executive officers had had been terminated as of December 31, 2008, (ii) the termination was by us without Cause or by the executive for Good Reason, and (iii) the termination was within the applicable time period, as described above, before or after a Change in Control, each named executive officer would have received the benefits set forth in the table below.

			Intrinsic	Intrinsic	Total
			Value of	Value of	Received due
			Additional	Additional	to Termination
	Cash	Healthcare	Vested	Vested	without Cause or
	Severance	Benefits	Stock Options	Restricted Stock	for Good Reason
Name	($)	($)	($)(1)	($)(2)	($)

John C. Burris	800,000	10,662	—	434,213(3)	1,244,875
Thomas M. McDonough	260,000	10,662	41,255	84,386	396,303
Todd P. Headley	240,000	10,662	10,453	70,134	331,249
Martin F. Roesch	260,000	10,662	27,503	30,290	328,455
Douglas W. McNitt	345,625	10,662	—	290,181	646,468

(1)	The intrinsic value of additional stock options shown above is the difference between the closing stock price of $5.60 per share on December 31, 2008 and the exercise price, times the number of additional options that would have vested upon termination.

(2)	The intrinsic value of additional restricted stock shown above is the product of the closing stock price of $5.60 per share on December 31, 2008 times the number of additional shares that would have vested upon termination.

(3)	Includes $154,213 for shares of restricted stock awarded to Mr. Burris for service on our Board of Directors prior to his appointment as an executive officer. These shares vest in full upon a Change in Control, as defined in the Restricted Stock Award Agreement.

Our executive officers are not entitled to receive duplicate payments under the Retention Plan and the Change in Control Plan.

Director Compensation for Fiscal 2008

The following table shows for the fiscal year ended December 31, 2008 certain information with respect to the compensation of our non-employee directors.

	Fees Earned			Total
	or Paid in Cash	Stock Awards		Compensation
Name	($)	($)*		($)

John C. Becker	38,000	36,890	(1)	74,890
Asheem Chandna	66,500	83,778	(2)	150,278
Joseph R. Chinnici	95,000	113,143	(3)	208,143
Tim A. Guleri	64,000	99,950	(4)	163,950
Steven R. Polk	76,000	99,950	(5)	175,950
Arnold L. Punaro	48,000	122,474	(6)	170,474

*	Valuation based on the dollar amount of restricted stock awards recognized in 2008 for financial statement reporting purposes pursuant to FAS 123R, including awards made in prior years, assuming for this purpose only no effect of forfeitures. The assumptions we used with respect to the valuation of restricted stock awards are set forth in Note 5 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

(1)	Mr. Becker received a grant of 27,538 shares of restricted stock on March 3, 2008, with a grant date fair value, as calculated in accordance with SFAS No. 123(R), of $159,968. The aggregate number of stock awards to Mr. Becker outstanding at December 31, 2008 was 27,538 shares.

(2)	Mr. Chandna received a grant of 11,444 shares of restricted stock on May 15, 2008, with a grant date fair value, as calculated in accordance with SFAS No. 123(R), of $79,982. The aggregate number of stock awards to Mr. Chandna outstanding at December 31, 2008 was 11,444 shares.

(3)	Mr. Chinnici received a grant of 573 shares of restricted stock on February 27, 2008, with a grant date fair value, as calculated in accordance with SFAS No. 123(R), of $3,747, a grant of 11,444 shares of restricted stock on May 15, 2008, with a grant date fair value, as calculated in accordance with SFAS No. 123(R), of $79,982, and a grant of 2,145 shares of restricted stock on May 15, 2008, with a grant date fair value, as calculated in accordance with SFAS No. 123(R), of $14,991. The aggregate number of stock awards to Mr. Chinnici outstanding at December 31, 2008 was 13,589 shares.

(4)	Mr. Guleri received a grant of 11,444 shares of restricted stock on May 15, 2008, with a grant date fair value, as calculated in accordance with SFAS No. 123(R), of $79,982. The aggregate number of stock awards to Mr. Guleri outstanding at December 31, 2008 was 11,444 shares.

(5)	Mr. Polk received a grant of 11,444 shares of restricted stock on May 15, 2008, with a grant date fair value, as calculated in accordance with SFAS No. 123(R), of $79,982. The aggregate number of stock awards to Mr. Polk outstanding at December 31, 2008 was 11,444 shares.

(6)	Mr. Punaro received a grant of 2,052 shares of restricted stock on April 4, 2008, with a grant date fair value, as calculated in accordance with SFAS No. 123(R), of $11,674, and a grant of 11,444 shares of restricted stock on May 15, 2008, with a grant date fair value, as calculated in accordance with SFAS No. 123(R), of $79,982. The aggregate number of stock awards to Mr. Punaro outstanding at December 31, 2008 was 15,140 shares.

Summary of Non-Employee Director Compensation

In February 2008, upon the recommendation of our Nominating and Governance Committee, our Board of Directors approved a revised non-employee director compensation policy that became effective on the date of our 2008 Annual Meeting. Under this policy, we pay each of our non-employee directors an annual cash retainer of $15,000 to serve on our Board of Directors. In addition, we pay the Non-Executive Chairman of the Board a supplemental annual cash retainer of $7,500, the chairman of our Audit Committee an annual retainer of $10,000, the chairman of our Compensation Committee an annual retainer of $5,000, and the chairman of our Nominating and Governance Committee an annual retainer of $4,000. We also pay fees for attendance at Board meetings of $1,500 for each Board meeting attended in person and $750 for each Board meeting attended via teleconference, and pay fees for attendance at committee meetings of $1,000 for each committee meeting attended in person and $500 for each committee meeting attended via teleconference, with no additional fees for service on a committee of the Board other than the supplemental chairman retainers. Directors are also reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the Board and its committees.

Under the non-employee director compensation policy, each new non-employee director receives an initial restricted stock grant with a target value of $160,000, with the number of shares awarded equal to $160,000 divided by the closing price of our common stock on the date of grant. In addition, each non-employee director receives an annual grant of restricted stock equal to $80,000 divided by the closing price of our common stock on the date of grant. This annual grant of restricted stock is made on the date of our annual meeting of stockholders to each director who has completed at least one year of service on our Board. A non-employee director who has not completed one year of service on the date of the annual meeting receives an annual grant on the first anniversary of joining the Board, with the value of such grant reduced on a pro rata basis to reflect the period of service from such anniversary date to the date of the next annual meeting. The Non-Executive Chairman of the Board receives an additional annual grant of restricted stock equal to $15,000 divided by the closing price of our common stock on the date of grant.

Each award of restricted stock made in connection with an initial grant vests in three equal annual installments beginning on the first anniversary of the date of grant, subject to the director’s continuous service as of the vesting date. Each award of restricted stock made in connection with an annual grant, including the annual grant to the Non-Executive Chairman, vests in full on the earlier of the first anniversary of the date of grant or the date immediately preceding our next annual meeting of stockholders, subject to the director’s continuous service as of the vesting date.

The vesting of all of these grants will accelerate in full upon a change in control, provided that the director remains on the Board through the change in control event. We have the right to repurchase these shares of restricted stock if a director’s membership on the Board is terminated for cause.

Indemnification Agreements

We have entered into indemnity agreements with our officers and directors which provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of Sourcefire, and otherwise to the fullest extent permitted under Delaware law and our Bylaws.

Under the terms of our fourth amended and restated investor rights agreement entered into in 2006, we have also agreed under certain circumstances to indemnify our officers and directors and certain of our investors, including a number of our stockholders who hold greater than 5% of our capital stock and other stockholders affiliated with certain of our directors, in connection with claims against such persons as a result of participating in registered offerings of our common stock. As described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, we are party to a pending lawsuit with claims against us and certain of our officers and directors on behalf of all persons or entities who purchased our common stock pursuant to an allegedly false and misleading registration statement and prospectus issued in connection with our initial public offering. As a result of these claims, we are obligated to reimburse the legal expenses of our directors who have retained separate counsel in defending against this action.

TRANSACTIONS WITH RELATED PERSONS

Related-Person Transactions Policy and Procedures

In August 2007, our Audit Committee adopted a written Related-Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related-persons transactions.” For purposes of our policy only, a “related-person transaction” is a transaction in which we are a participant and in which a Related Person has or will have a direct or indirect material interest (as such terms are used in Item 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than: (i) a transaction involving $120,000 or less when aggregated with all similar transactions; (ii) a transaction involving compensation to an executive officer that is approved by the Board of Directors or the Compensation Committee, and (iii) a transaction involving compensation to a director or director nominee that is approved by the Board of Directors, the Compensation Committee or the Nominating and Governance Committee. A “Related Person” is: (v) any director, nominee for director or executive officer (as such term is used in Section 16 of the Exchange Act) of the Company; (x) any immediate family member of a director, nominee for director or executive officer of the Company; (y) any person (including any “group” as such term is used in Section 13(d) of the Exchange Act) who is known to us as a beneficial owner of more than five percent of our voting common stock (a “significant stockholder”), and (z) any immediate family member of significant stockholder.

Under the policy, where a transaction has been identified as a related-person transaction, management must present the material facts regarding the transaction, including the interest of the related party to the Audit Committee (or other appropriate committee of the Board for review) for consideration and approval or ratification. The committee shall consider whether the Related Person Transaction is advisable and whether to approve, ratify or reject the transaction or refer it to the full Board of Directors, in its discretion. If the committee approves a Related Person Transaction, it will report the action to the full Board of Directors.

There may be circumstances in which it may be necessary for us to enter into a Related Person Transaction subject to approval and ratification in accordance with the policy. If the Board declines to ratify such a transaction, we shall make all reasonable efforts to cancel, annul, or modify the transaction to make it acceptable to the Board, and the results of these efforts shall be promptly reported to the Board. Nothing in the policy shall be construed, however, to make such a transaction void or voidable by the other party.

As a general rule, any director who has a direct or indirect material interest in the Related Person Transaction should not participate in the committee or Board action regarding whether to approve or ratify the transaction. However, we recognize that there may be certain cases in which all directors are deemed to have a direct or indirect material interest in a Related Person Transaction. In such cases, we may enter into any such Related Person Transaction that is approved in accordance with the provisions of the Delaware General Corporation Law.

Waivers or exceptions to the policy may be granted by either the Audit Committee or the full Board of Directors. Any waiver or exception to the policy granted by a Committee of the Board of Directors shall be promptly reported to the full Board of Directors.

Related-Person Transactions

We have not been a participant in any transaction with a related person since January 1, 2008 in which the amount involved exceeded $120,000 and in which the related person had or will have a direct or indirect material interest.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single set of annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Sourcefire stockholders will be “householding” our proxy materials. A single set of annual meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker. Direct your written request to the Company’s Secretary at Sourcefire, Inc., 9770 Patuxent Woods Drive, Columbia, Maryland 21046 or contact Tania Almond, our Vice President of Investor Relations, at 410.423.1919. Stockholders who currently receive multiple copies of the proxy statement and annual report at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the 2009 Annual Meeting. If any other matters are properly brought before the meeting or any adjournment or postponement thereof, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Douglas W. McNitt
Secretary and General Counsel

March 27, 2009

Sourcefire, Inc.
As a stockholder of Sourcefire, Inc., you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on May 13, 2009.

Vote Your Proxy on the Internet:		Vote Your Proxy by Phone: Call 1 (866) 894-0537		Vote Your Proxy by mail:
Go to www.continentalstock.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.	OR	Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE
VOTING ELECTRONICALLY OR BY PHONE
▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY		☒
Please mark
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.	your votes like this

		FOR all	WITHHOLD
		Nominees listed to the	AUTHORITY
		left (except as marked to	to vote for all nominees
		the contrary)	listed to the left			FOR	AGAINST	ABSTAIN
1.	Election of Directors	☐	☐	2.	To ratify the selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2009.	☐	☐	☐

NOMINEES: (01) Steven R. Polk, and (02) Michael Cristinziano

(Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above)

Label Area 4” x 1 1/2”

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING THE TWO NOMINEES TO THE BOARD OF DIRECTORS, AND FOR PROPOSAL 2 AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSON NAMED AS PROXY HEREIN, ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
COMPANY ID:
PROXY NUMBER: ACCOUNT NUMBER:

Signature	Signature	Date	, 2009.

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
Sourcefire, Inc.
      The undersigned appoints Todd P. Headley and Douglas W. McNitt, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Sourcefire, Inc. held of record by the undersigned at the close of business on March 18, 2009 at the Annual Meeting of Stockholders of Sourcefire, Inc. to be held on May 14, 2009 or at any adjournment or postponement thereof.
(Continued, and to be marked, dated and signed, on the other side)